EXHIBIT 99.1

INFORMATION AS EXPECTED TO BE INCLUDED IN

2007 PROXY STATEMENT OF

UNITED STATES CELLULAR CORPORATION (“U.S. CELLULAR”)
AS INCORPORATED INTO U.S. CELLULAR

ANNUAL REPORT ON FORM 10-K FOR YEAR ENDED DECEMBER 31, 2006

EXPLANATORY NOTE

The following represents information as expected to be included in the proxy statement of U.S. Cellular for the 2007 annual meeting of shareholders, although some of the information may be updated prior to the filing of the proxy statement. Because such proxy statement has not yet been filed with the Securities and Exchange Commission (“SEC”), such information is being filed as an Exhibit to U.S. Cellular’s Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference into Part III, Items 10 through 14 thereof. The following includes certain references to U.S. Cellular’s parent company, Telephone and Data Systems, Inc. (“TDS”). U.S. Cellular Common Shares are listed on the American Stock Exchange under the symbol “USM.”

ELECTION OF DIRECTORS

The nominees for election as Class II directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee if one is designated by the board of directors.

Nominees

The following persons, if elected at the 2007 annual meeting of shareholders, will serve as Class II directors until the 2010 annual meeting of shareholders, or until their successors are elected and qualified:

Class II Directors—Terms Scheduled to Expire in 2010

The following persons are current Class II directors whose terms expire at the 2007 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Paul-Henri Denuit	72	Director of U.S. Cellular and former Chairman of the Board of Directors and Managing Director—S.A. Coditel	1988

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Ronald E. Daly	60	Director of U.S. Cellular and Private Investor	2004
Kenneth R. Meyers	53	Director and Chief Accounting Officer of U.S. Cellular and Executive Vice President and Chief Financial Officer of TDS	1999

Background of Class II Directors

Paul-Henri Denuit.   Prior to retiring from S.A. Coditel at the end of May 2001, Paul-Henri Denuit served as managing director of S.A. Coditel for more than five years. He was also the chairman of its board of directors. Mr. Denuit is a current Class II director who was previously elected by holders of Common Shares.

Ronald E. Daly.   Mr. Daly is a private investor. Mr. Daly was the president and chief executive officer of Océ-USA Holding, Inc. between November 2002 and September 2004. Océ-USA Holding, Inc. is the North American operations of Netherlands based Océ-N.V., a publicly held company. Océ-N.V. is a global supplier of high-technology digital document management and delivery solutions. Prior to joining Océ-USA Holding, Inc., Mr. Daly worked 38 years for R.R. Donnelley, most recently as president of R.R. Donnelley Printing Solutions. Mr. Daly also serves as a director of SuperValu, a major distributor, wholesaler and retailer in the food service industry. Mr. Daly is a current Class II director who was previously elected by TDS as the sole holder of Series A Common Shares.

Kenneth R. Meyers.   Kenneth R. Meyers was appointed Executive Vice President and Chief Financial Officer of TDS (an executive officer of TDS) and Chief Accounting Officer of U.S. Cellular (an executive officer of U.S. Cellular) and of TDS Telecommunications Corporation (“TDS Telecom”), a subsidiary of TDS which operates local telephone companies, effective January 1, 2007. Prior to that, he was the Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular (an executive officer of U.S.

Cellular) for more than five years. Mr. Meyers was also appointed as a director of TDS and TDS Telecom effective January 1, 2007. Mr. Meyers is a current Class II director who was previously elected by TDS as the sole holder of Series A Common Shares.

The following additional information is provided in connection with the election of directors.

Other Directors

Class I Directors—Terms Scheduled to Expire in 2009

The following persons are current Class I directors whose terms expire at the 2009 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
Harry J. Harczak, Jr.	50	Director of U.S. Cellular and Executive Vice President of CDW Corporation	2003

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson	90	Director of U.S. Cellular and Chairman Emeritus of TDS	1987
John E. Rooney	65	President and Chief Executive Officer of U.S. Cellular	2000

Background of Class I Directors

Harry J. Harczak, Jr.   Mr. Harczak is executive vice president for CDW, a publicly held provider of technology products and services. He joined CDW in 1994 as chief financial officer after serving as partner at PricewaterhouseCoopers LLP and was executive vice president of sales from February 2002 to January 2006. CDW provides products and services to U.S. Cellular and its affiliates on a regular basis. In 2006, U.S. Cellular purchased $333,629 and TDS purchased an additional $48,193 in products and services from CDW, and a similar or greater volume of purchases is possible in 2007. This interest is not considered to be a direct or indirect material interest to Mr. Harczak under SEC rules, but is disclosed voluntarily, as discussed below.

LeRoy T. Carlson.   LeRoy T. Carlson was appointed Chairman Emeritus of TDS (an executive officer of TDS) in February 2002. Prior to that time, he was the Chairman of TDS for more than five years. He is a member of the TDS board of directors. He is the father of LeRoy T. Carlson, Jr. and Walter C.D. Carlson.

John E. Rooney.   John E. Rooney has been the President and Chief Executive Officer of U.S. Cellular (an executive officer of U.S. Cellular) for more than five years. Mr. Rooney is currently a director of First Midwest Bancorp, Inc., a diversified financial services company.

Class III Directors—Terms Scheduled to Expire in 2008

The following persons are current Class III directors whose terms expire at the 2008 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
J. Samuel Crowley	56	Director of U.S. Cellular and Chief Operating Officer of Gold’s Gym International	1998

Elected by Holder of Series A Common Shares

Name	Age	Position with U.S. Cellular and Principal Occupation	Served as Director since
LeRoy T. Carlson, Jr.	60	Chairman and Director of U.S. Cellular and President and Chief Executive Officer of TDS	1984
Walter C.D. Carlson	53	Director of U.S. Cellular, non-executive Chairman of the Board of TDS and Partner, Sidley Austin LLP, Chicago, Illinois	1989

Background of Class III Directors

J. Samuel Crowley.   J. Samuel Crowley has been the chief operating officer of Gold’s Gym International, the nation’s largest chain of co-ed fitness facilities, since November 2005. Between January 2004 and October 2005, Mr. Crowley was a private investor and prior to that, he was Senior Vice President—New Ventures at Michaels Stores, Inc., a publicly-held national specialty retail company, from August 2002 until December 2003. Prior to that, Mr. Crowley was a business strategy consultant with Insider Marketing, a high tech marketing consulting firm, from April 2000 until July 2002. He was previously employed by CompUSA, Inc., a national retailer and reseller of personal computers and related products and services, for more than five years, most recently as executive vice president of operations between 1995 and 2000.

LeRoy T. Carlson, Jr.   LeRoy T. Carlson, Jr., has been the Chairman of U.S. Cellular (an executive officer of U.S. Cellular), and the President and Chief Executive Officer of TDS (an executive officer of TDS), for more than five years. Mr. Carlson also serves on the board of directors of TDS. He is also a director and Chairman of TDS Telecom. He is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson.

Walter C.D. Carlson.   Walter C.D. Carlson has been a partner of the law firm of Sidley Austin LLP for more than five years and is a member of its executive committee. The law firm of Sidley Austin LLP provides legal services to U.S. Cellular and TDS on a regular basis. See “Certain Relationships and Related Transactions” below. Mr. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries. Mr. Carlson serves on the board of directors of TDS and was elected non-executive Chairman of the Board of TDS in February 2002. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

Former Director

Sandra L. Helton.   Sandra L. Helton resigned as a director of U.S. Cellular concurrently with her resignation as Executive Vice President and Chief Financial Officer of TDS (an executive officer of TDS) effective December 31, 2006, a position she held for more than five years. Ms. Helton also resigned as a member of the board of directors of TDS and TDS Telecom effective December 31, 2006. In 2006, Ms. Helton was a director of The Principal Financial Group, a global financial institution, and Covance, Inc., a drug development services company. Ms. Helton was a Class II director who was elected by TDS as the sole holder of Series A Common Shares. Concurrently with Ms. Helton’s resignation, the size of the U.S. Cellular board of directors was reduced from ten to nine persons.

CORPORATE GOVERNANCE

Board of Directors

The business and affairs of U.S. Cellular are managed by or under the direction of the Board of Directors. The Board of Directors consists of nine members. Holders of Common Shares elect 25% of the directors rounded up to the nearest whole number, or three directors based on a board size of nine directors. TDS, as the sole holders of Series A Common Shares, elects the remaining six directors. TDS has 100% of the voting power in the election of such six directors, approximately 68.9% of the voting power in the election of the remaining three directors and approximately 95.6% of the voting power in all other matters.

U.S. Cellular’s Code of Ethics for directors is available on U.S. Cellular’s web site, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—BOD Code of Ethics.

Director Independence and American Stock Exchange Listing Standards

Because the U.S. Cellular Common Shares are listed on the American Stock Exchange, U.S. Cellular is required to comply with listing standards applicable to companies that have equity securities listed on the American Stock Exchange.

Under the listing standards of the American Stock Exchange, U.S. Cellular is a “controlled company” as such term is defined by the American Stock Exchange. U.S. Cellular is a controlled company because over 50% of the voting power of U.S. Cellular is held by TDS. Accordingly, it is exempt from certain listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors that qualify as independent under the rules of the American Stock Exchange, (ii) have certain compensation approved by a compensation committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange, and (iii) have director nominations be made by a committee comprised solely of directors, or by a majority of directors, that qualify as independent under the rules of the American Stock Exchange.

As a controlled company, U.S. Cellular is required to have three directors who qualify as independent to serve on the audit committee. The U.S. Cellular board of directors has determined that all three members of the U.S. Cellular audit committee, J. Samuel Crowley, Paul-Henri Denuit and Harry J. Harczak, Jr., do not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and qualify as independent under the listing standards of the American Stock Exchange, as well as Section 10A-3 under the Securities Exchange Act of 1934, as amended. In addition, although not required to do so, the U.S. Cellular Board has also determined that Ronald E. Daly does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and qualifies as independent under the listing standards of the American Stock Exchange, as well as the rules of the SEC. As a result, four of the nine directors, or 44% of the directors, have been determined to qualify as independent under the listing standards of the American Stock Exchange.

U.S. Cellular certifies compliance with specified listing standards to the American Stock Exchange on an annual basis. U.S. Cellular certified that it was in compliance with such American Stock Exchange listing standards in 2006.

Meetings of Board of Directors

Our board of directors held seven meetings during 2006. Each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the board of directors (held during 2006 for which such person has been a director) and the total number of meetings held by all committees of the board on which such person served (during the periods of 2006 that such person served).

Audit Committee

The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of U.S. Cellular’s financial statements and other matters set forth in the charter for the audit committee, a copy of which is available on U.S. Cellular’s web site, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Audit Comm. Charter.

The audit committee is currently composed of three members who are not officers or employees of U.S. Cellular or any parent or subsidiary of U.S. Cellular and have been determined by the board of directors not to have any other relationship with U.S. Cellular that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has also determined that such directors qualify as independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Except as required by listing standards or SEC rule, U.S. Cellular does not have any categorical standards of independence that must be satisfied. The current members of the audit committee are J. Samuel Crowley (chairperson), Paul-Henri Denuit and Harry J. Harczak, Jr. The board of directors has determined that each of the members of the audit committee is “independent” and “financially sophisticated” as such terms are defined by the American Stock Exchange.

In addition, although Mr. Harczak is an executive officer of CDW which provides products and services to U.S. Cellular and its affiliates, this interest is not considered to be a direct or indirect material interest to Mr. Harczak under SEC rules. Nevertheless, U.S. Cellular has elected to disclose the dollar amount of such products and services in this proxy statement. As set forth above under “Election of Directors,” U.S. Cellular purchased $333,629 and TDS purchased an additional $48,193 in products and services from CDW, and a similar or greater volume of purchases is possible in 2007.

The board has made a determination that Harry J. Harczak, Jr. is an “audit committee financial expert” as such term is defined by the SEC.

In accordance with the SEC’s safe harbor rule for “audit committee financial experts,” no member designated as an audit committee financial expert shall (i) be deemed an “expert” for any other purpose or (ii) have any duty, obligation or liability that is greater than the duties, obligations and liability imposed on a member of the board or the audit committee not so designated. Additionally, the designation of a member or members as an “audit committee financial expert” shall in no way affect the duties, obligations or liability of any member of the audit committee, or the board, not so designated.

The audit committee held twenty-five meetings during 2006.

Pre-Approval Procedures

The audit committee adopted a policy, effective May 6, 2003, as amended as of February 17, 2004 and November 1, 2005, pursuant to which all audit and non-audit services must be pre-approved by the audit committee. Under no circumstances may U.S. Cellular’s principal external accountant provide services that are prohibited by the Sarbanes Oxley Act of 2002 or rules issued thereunder. Non-prohibited audit related services and certain tax and other services may be provided to U.S. Cellular, subject to such pre-approval process and prohibitions. The audit committee has delegated to the chairperson of the audit committee the authority to pre-approve services by the independent registered public accountants and to report such approvals to the full audit committee at each of its regularly scheduled meetings. The pre-approval policy relates to all services provided by U.S. Cellular’s principal external auditor and does not include any de minimis exception.

Review, approval or ratification of transactions with related persons

The Audit Committee Charter provides that the Audit Committee shall “be responsible for the review and oversight of all related-party transactions, as such term is defined by the rules of the American Stock Exchange.” Section 120 of the American Stock Exchange Company Guide, Certain Relationships And Transactions, provides that “Related party transactions must be subject to appropriate review and oversight by the company’s Audit Committee or a comparable body of the Board of Directors.”

Accordingly, pursuant to such provisions, the U.S. Cellular audit committee has review and oversight responsibilities over transactions that are deemed to be related-party transactions under Section 120 of the American Stock Exchange Company Guide. Other than the foregoing provisions, U.S. Cellular has no further written document evidencing policies and procedures relating to (i) the types of transactions that are covered by such policies and procedures; (ii) the standards to be applied pursuant to such policies and procedures; or (iii) the persons or groups of persons on the board of directors or otherwise who are responsible for applying such policies and procedures.

Since the beginning of the last fiscal year, the U.S. Cellular Audit Committee exercised oversight over related-party transactions, but did not take any formal action to approve any related-party transactions except for a transaction between U.S. Cellular and John E. Rooney, as discussed below. After changes in SEC rules that became effective for the 2007 proxy statement, transactions generally would not be subject to review and oversight by the Audit Committee unless they exceeded $120,000. Prior to the changes in such rules, this amount was $60,000 for 2006.

As disclosed below, a 2005 World Series Ring was given to Mr. Rooney by the Chicago White Sox as an honorarium, following review and approval by the U.S. Cellular Audit Committee. U.S. Cellular did not incur any out of pocket costs relating to this ring. The U.S. Cellular Audit Committee reviewed and approved this transaction pursuant to the company’s Code of Conduct. The value of the ring did not exceed $60,000.

Compensation Committee

U.S. Cellular does not have a formal standing compensation committee for all executive compensation, except that long-term equity compensation of executive officers is approved by the Stock Option Compensation Committee, as discussed below. However, LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, functions as the compensation committee for all matters not within the authority of the Stock Option Compensation Committee, but does not do so pursuant to a charter. LeRoy T. Carlson, Jr. does not approve any compensation to himself as Chairman. Mr. Carlson receives no compensation directly from U.S. Cellular. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of Mr. Carlson’s salary and bonus paid by TDS is allocated to U.S. Cellular by TDS, along with other expenses of TDS. This allocation by TDS to U.S. Cellular is done in the form of a single management fee pursuant to the Intercompany Agreement discussed below under “Intercompany Agreement.” John E. Rooney, President and Chief Executive Officer of U.S. Cellular, makes recommendations with respect to compensation for the other named executive officers. For further information, see “Compensation Discussion and Analysis” below.

The basis for the view of the board of directors that it is appropriate for U.S. Cellular not to have a formal independent compensation committee for all executive compensation is that it is controlled by TDS. As a controlled corporation, U.S. Cellular is not required to have an independent compensation committee under listing standards of the American Stock Exchange. As a controlled company, except with respect to matters within the authority of the Stock Option Compensation Committee, U.S. Cellular considers it sufficient and appropriate that LeRoy T. Carlson, Jr., who is a director and president of TDS, approve compensation decisions for U.S. Cellular. As a result of Mr. Carlson’s position with TDS, which is the majority shareholder of TDS, he represents the interests of all shareholders of U.S. Cellular in his compensation decisions.

Stock Option Compensation Committee

Although it is not required to do so under American Stock Exchange listing standards, U.S. Cellular has a Stock Option Compensation Committee comprised solely of directors that qualify as independent under the rules of the American Stock Exchange. In addition, the Stock Option Compensation Committee is comprised of at least two non-employee members of the U.S. Cellular Board of Directors, each of whom is an “outside director” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended, and a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

The Stock Option Compensation Committee of our board of directors currently consists of J. Samuel Crowley, Ronald E. Daly and Paul-Henri Denuit. The principal functions of the Stock Option Compensation Committee are to consider and approve long-term compensation for executive officers and to consider and recommend to our board of directors new long-term compensation plans or changes in existing plans. All actions of the Stock Option Compensation Committee in 2006 were approved by unanimous consent.

A copy of the current charter of the Stock Option Compensation Committee is not available on U.S. Cellular’s web site and, accordingly, is attached hereto as Exhibit A.

The Stock Option Compensation Committee may delegate power and authority to the Chairman of U.S. Cellular or any executive officer of U.S. Cellular or as otherwise permitted by any applicable long-term incentive plan, except that the Stock Option Compensation Committee may not delegate its power and authority with respect to the long-term compensation of executive officers of U.S. Cellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or as otherwise provided in any applicable long-term incentive plan. The Stock Option Compensation Committee has not delegated any authority with respect to the officers identified in the below Summary Compensation Table.

Compensation Consultant

Towers-Perrin is U.S. Cellular’s primary compensation consultant and is engaged by the U.S. Cellular Human Resources department, rather than by the Chairman who functions as the compensation committee, or the Stock Option Compensation Committee. U.S. Cellular’s Human Resources Department supports the Chairman and the Stock Option Compensation Committee in their functions, and uses information produced by the consultant in such support. Such consultant did not provide any advice as to director compensation and only provided advice as to compensation to officers and employees.

In 2006, the role of such compensation consultant in determining or recommending the amount or form of executive officer compensation was to provide recommendations on the type and amount of long-term incentive compensation to be granted to officers and non-officers.

The nature and scope of the assignment, and the material elements of the instructions or directions given to such consultants with respect to the performance of their duties under their engagement, was to make recommendations based on external benchmarking data obtained from their executive compensation survey database using a mix of two-thirds telecommunications and one-third general industry data.

Director Compensation

Neither LeRoy T. Carlson, Jr. nor the Stock Option Compensation Committee approves director compensation. It is the view of the U.S. Cellular board of directors that this should be the responsibility of the full board of directors. In particular, only non-employee directors receive compensation in their capacity as directors and, as a result, the view of the U.S. Cellular board of directors is that all directors should participate in such decisions, rather than only the Chairman or only some or all of the non-employee directors.

U.S. Cellular does not have any stock ownership guidelines for directors.

Other Committees

Special Committee.   On February 17, 2005, TDS announced that, at some time in the future, TDS may possibly offer to issue Special Common Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by TDS (a “Possible U.S. Cellular Transaction”). Although TDS has not taken any such action, at the request of the independent directors of U.S. Cellular, on May 3, 2005, the U.S. Cellular Board appointed a special committee consisting of all of such independent directors. The purpose of establishing a special committee in advance of any action by TDS was to permit the independent directors to consult with counsel regarding their responsibilities with respect to a Possible U.S. Cellular Transaction and to interview potential financial advisors. However, the special committee did not have authority to take other action unless and until TDS takes action with respect to a Possible U.S. Cellular Transaction, if ever. The Special Committee did not have a charter. On March 5, 2007, TDS announced that it has terminated activity relating to a Possible U.S. Cellular Transaction. Accordingly, the U.S. Cellular Special Committee was dissolved on March 6, 2007.

Pricing Committee.   U.S. Cellular has a Pricing Committee, consisting of LeRoy T. Carlson, Jr. as Chairman, and John E. Rooney and Kenneth R. Meyers as members. The Pricing Committee does not have a charter. Pursuant to resolutions of the U.S. Cellular Board of Directors from time to time, the Pricing Committee is authorized to take certain action with respect to financing and capital transactions of

U.S. Cellular, such as the issuance, redemption or repurchase of debt or the repurchase of shares of capital stock of U.S. Cellular.

Director Nomination Process

U.S. Cellular does not have a nominating committee and, accordingly, does not have a nominating committee charter. Under listing standards of the American Stock Exchange, U.S. Cellular is exempt from the requirement to have a nominating committee because it is a controlled company as such term is defined by the American Stock Exchange. Instead, the entire board of directors participates in the consideration of director nominees. Similarly, since U.S. Cellular is a controlled company, U.S. Cellular also is exempt from the listing standard that requires director nominations to be made by a nominating committee comprised solely of independent directors or by a majority of independent directors.

The U.S. Cellular board of directors does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. Because TDS has sole voting power in the election of directors elected by holders of Series A Common Shares and a majority of the voting power in the election of directors elected by holders of Common Shares, nominations of directors for election by the holders of Series A Common Shares and Common Shares are generally based on the recommendation of TDS. With respect to candidates for director to be elected by the Common Shares, the U.S. Cellular board may from time to time informally consider candidates by shareholders that hold a significant number of Common Shares. The U.S. Cellular board has no formal procedures to be followed by shareholders in submitting recommendations of candidates for director.

The U.S. Cellular board of directors does not have any specific, minimum qualifications that the board believes must be met by a nominee for a position on the U.S. Cellular board of directors, or any specific qualities or skills that the board believes are necessary for one or more of the U.S. Cellular directors to possess. The U.S. Cellular board has consistently sought to nominate to the board of directors eminently qualified individuals whom the board believes would provide substantial benefit and guidance to U.S. Cellular. The U.S. Cellular board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors and does not believe that it would be appropriate to place limitations on its own discretion.

In general, the U.S. Cellular board will nominate existing directors for re-election unless the board has a concern about the director’s ability to perform his or her duties. In the event of a vacancy on the board of a director elected by the Series A Common Shares, nominations are based on the recommendation of TDS. In the event of a vacancy on the board of a Common Share director, U.S. Cellular may use various sources to identify potential candidates, including an executive search firm. In addition, the Chairman may consider recommendations by shareholders that hold a significant number of Common Shares. Potential candidates are initially screened by the Chairman and by other persons as the Chairman designates. Following this process, if appropriate, information about the candidate is presented to and discussed by the full board of directors.

Each of the nominees approved by the U.S. Cellular board for election at the 2007 annual meeting is an executive officer and/or director who is standing for re-election.

U.S. Cellular has not paid a fee in 2006 to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees for election of directors at the 2007 annual meeting. However, from time to time, U.S. Cellular may pay a fee to an executive search firm to identify potential candidates for election as directors.

Shareholder Communication with Directors

Shareholders may send communications to the board of directors of U.S. Cellular or to specified individual directors at any time. Shareholders should direct their communication to the board or to specified individual directors, in care of the Secretary of U.S. Cellular at its corporate headquarters. Any shareholder communications that are addressed to the board of directors or specified individual directors will be delivered by the Secretary of U.S. Cellular to the board of directors or such specified individual directors.

Information on communicating with directors is available on U.S. Cellular’s web site, www.uscellular.com, under About Us—Investor Relations—Corporate Governance—Contact the Board.

U.S. Cellular Policy on Attendance of Directors at Annual Meeting of Shareholders

All directors are invited and encouraged to attend the annual meeting of shareholders, which is normally followed by the annual meeting of the board of directors. In general, all directors attend the annual meeting of shareholders unless they are unable to do so because of unavoidable commitments or intervening events. Six of the directors attended the 2006 annual meeting of shareholders.

Codes of Ethics for Directors

U.S. Cellular has adopted Code of Ethics for its directors. This code has been posted to U.S. Cellular’s web site, www.uscellular.com, under About Us—Investor Relations—Corporate Governance.

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following sets forth the aggregate fees (including expenses) billed by U.S. Cellular’s principal accountants, PricewaterhouseCoopers LLP, for 2006 and 2005:

	2006	2005
Audit Fees(1)	$1,839,894	$1,947,171
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,500	1,500
Total Fees(3)	$1,841,394	$1,948,671

(1)             Represents the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements for the years 2006 and 2005 included in U.S. Cellular’s Form 10-K for each of these years and the reviews of the financial statements included in U.S. Cellular’s Forms 10-Q for each of these years, including the attestation and report relating to internal control over financial reporting as well as accounting research, audit fees related to the restatement of U.S. Cellular’s financial statements for the five years in the periods ended December 31, 2005 and 2004, review of financial information included in other SEC filings and the issuance of consents and comfort letters. Although PricewaterhouseCoopers LLP has billed U.S. Cellular for these fees and expenses, management of U.S. Cellular has not yet completed its review of all of the amounts billed. Includes an estimate for incremental audit fees to be billed upon completion of the 2006 audit.

(2)             Represents the aggregate fees billed by PricewaterhouseCoopers LLP for services, other than services covered in (1) above, for the years 2006 and 2005.

(3)             Amounts do not include fees billed by PricewaterhouseCoopers LLP directly to TDS except for fees billed on lease reviews. Although TDS bills U.S. Cellular an overall management fee pursuant to the Intercompany Agreement discussed below, TDS does not specifically identify and allocate fees of PricewaterhouseCoopers LLP to U.S. Cellular.

The audit committee determined that the payment of fees for non-audit related services does not conflict with maintaining PricewaterhouseCoopers LLP’s independence.

See “Corporate Governance—Audit Committee” for information relating to the audit committee’s pre-approval policies.

EXECUTIVE OFFICERS

The following executive officers of U.S. Cellular were identified in the above tables regarding the election of directors:  LeRoy T. Carlson, Jr., Chairman; John E. Rooney, President and Chief Executive Officer; and Kenneth R. Meyers, Chief Accounting Officer. The following is a table identifying our other executive officers who are currently serving but are not identified in the above tables regarding the election of directors.

Name	Age	Position with U.S. Cellular
Steven T. Campbell	56	Executive Vice President—Finance, Chief Financial Officer and Treasurer

Jay M. Ellison	54	Executive Vice President and Chief Operating Officer

Michael S. Irizarry	45	Executive Vice President and Chief Technical Officer

Jeffrey J. Childs	50	Senior Vice President—Human Resources

Steven T. Campbell.   Steven T. Campbell has been the Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular since March 7, 2007. Prior to that time, he was Executive Vice President—Finance, Chief Financial Officer, Treasurer and Controller of U.S. Cellular since January 1, 2007. Prior to that time, he was Vice President and Controller since June 2005. Prior to that time, he was vice president—financial operations at 3Com Corporation from 2003 to 2005 and vice president—finance and operations at CommWorks Corporation, a subsidiary of 3Com Corporation, from 2000 to 2003.

Jay M. Ellison.   Jay M. Ellison was appointed Executive Vice President and Chief Operating Officer on March 3, 2005. He joined our company on September 5, 2000 as Executive Vice President—Operations.

Michael S. Irizarry.   Michael S. Irizarry was appointed Executive Vice President and Chief Technical Officer on May 2, 2006. He joined our company as Executive Vice President—Engineering and Chief Technical Officer on February 18, 2002. Prior to that time, he was vice president—network, for the midwest area at Verizon Wireless from 2000 to 2001.

Jeffrey J. Childs.   Jeffrey J. Childs joined U.S. Cellular and was appointed Senior Vice President—Human Resources on February 17, 2004. Prior to that time, he was president and owner of Childs Consulting Services, LLC and senior partner of Brimstone Consulting Group since May 2001. Prior to that time, Mr. Childs was vice president—human resources & corporate services at SecurityLink from Ameritech between November 1999 and February 2001.

All of our executive officers devote all their employment time to the affairs of U.S. Cellular, except for LeRoy T. Carlson, Jr., Chairman, and Kenneth R. Meyers, Chief Accounting Officer, of U.S. Cellular. LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer, and Kenneth R. Meyers, who is employed by TDS as its Executive Vice President and Chief Financial Officer, devote a portion of their time to the affairs of U.S. Cellular. However, prior to 2007, Kenneth R. Meyers was U.S. Cellular’s Executive Vice President—Finance, Chief Financial Officer and Treasurer and in such capacity devoted all of his employment time to the affairs of U.S. Cellular.

Codes of Conduct and Ethics

As required by Section 807 of the American Stock Exchange Company Guide, U.S. Cellular has adopted a Code of Business Conduct, applicable to all officers and employees of U.S. Cellular and its subsidiaries, which includes a Code of Ethics for certain Senior Executives and Financial Officers, that complies with the definition of a “code of ethics” as set forth in Item 406 of Regulation S-K of the SEC. U.S. Cellular has also adopted a Code of Ethics for its directors. Each of the foregoing codes have been posted to U.S. Cellular’s web site, www.uscellular.com, under About Us—Investor Relations—Corporate Governance.

U.S. Cellular intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding any amendment to its Code of Ethics for certain Senior Executives and Financial Officers, and will disclose all other amendments to any of the foregoing codes, by posting such information to such internet website. Any waivers of any of the foregoing codes for directors or executive officers, including any waiver of the Code of Ethics for certain Senior Executives and Financial Officers, will be approved by U.S. Cellular’s board of directors, as applicable, and disclosed in a Form 8-K that is filed with the SEC within four business days of such waiver.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary of Compensation

The following table summarizes the compensation paid by U.S. Cellular to the identified officers for 2006. These officers consist of the following:

John E. Rooney, director and President and Chief Executive Officer of U.S. Cellular. U.S. Cellular has an employment letter agreement with Mr. Rooney, a portion of which is executory. Under the executory portions of an offer letter which was accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer, all unvested stock option and restricted stock awards granted on or prior to April 10, 2006 fully vested on October 10, 2006, and all stock option and restricted stock awards granted after April 10, 2006 will fully vest six months after the date they are granted.

Kenneth R. Meyers, director of U.S. Cellular and Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular prior to January 1, 2007. U.S. Cellular does not have any employment, severance or similar agreement with Mr. Meyers that is executory. Mr. Meyers was appointed Executive Vice President and Chief Financial Officer of TDS and Chief Accounting Officer of U.S. Cellular and of TDS Telecom effective January 1, 2007 and, concurrently, was also appointed as a director of TDS and TDS Telecom effective January 1, 2007. In connection therewith, TDS has entered into a Retention Agreement with Kenneth R. Meyers relating to his U.S. Cellular options and restricted stock units in connection with his employment as Executive Vice President and Chief Financial Officer of TDS. See “Narrative Disclosure to Table of Potential Payments upon Termination or Change in Control” below.

Jay M. Ellison, Executive Vice President and Chief Operating Officer of U.S. Cellular. U.S. Cellular does not have any employment, severance or similar agreement with Mr. Ellison.

Michael S. Irizarry, Executive Vice President and Chief Technical Officer of U.S. Cellular. U.S. Cellular does not have any employment, severance or similar agreement with Mr. Irizarry.

Jeffery J. Childs, Senior Vice President—Human Resources of U.S. Cellular. U.S. Cellular does not have any employment, severance or similar agreement with Mr. Childs.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John E. Rooney(1)	2006	$734,084	$300,000	$1,185,929	$3,158,606	—	$3,335	$51,921	$5,433,875
President and Chief Executive Officer

Kenneth R. Meyers(2)	2006	$462,959	$132,000	$469,694	$497,628	—	$49	$40,895	$1,603,225
Executive Vice President—Finance, Chief Financial Officer and Treasurer during 2006

Jay M. Ellison(3)	2006	$467,867	$176,000	$480,214	$535,037	—	$1,201	$43,727	$1,704,046
Executive Vice President and Chief Operating Officer

Michael S. Irizarry(4)	2006	$393,434	$110,000	$305,673	$388,879	—	—	$27,380	$1,225,366
Executive Vice President and Chief Technical Officer

Jeffery J. Childs(5)	2006	$347,710	$86,000	$238,273	$258,849	—	—	$23,197	$954,029
Senior Vice President— Human Resources

Column Notes:

(a)              Includes the following “named executive officers”: all individuals serving as U.S. Cellular’s principal executive officer or acting in a similar capacity during the last completed fiscal year; all individuals serving as the principal financial officer or acting in a similar capacity during the last completed fiscal year; and the three most highly compensated executive officers other than the foregoing who were serving as executive officers at the end of the last completed fiscal year, including executive officers of subsidiaries. The determination as to which executive officers are most highly compensated is made by reference to total compensation for the last completed fiscal year as set forth in column (j), reduced by any amount in column (h).

LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, and LeRoy T. Carlson, a director of U.S. Cellular and executive officers of TDS, receive no compensation from U.S. Cellular. In addition, Sandra L. Helton, a former director of U.S. Cellular and executive officer of TDS, received no compensation from U.S. Cellular. LeRoy T. Carlson, Jr., is compensated, and Sandra L. Helton was compensated, by TDS in connection with their services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of their compensation expense incurred by TDS is allocated to U.S. Cellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. This allocation by TDS to U.S. Cellular is done in the form of a single management fee pursuant to the Intercompany Agreement discussed below under “Intercompany Agreement.” There is no identification or quantification of the compensation of such persons to U.S. Cellular, or of any other allocated expense in this management fee. The management fee is recorded as a single expense by U.S. Cellular. U.S. Cellular does not obtain details of the components that make up this fee and does not segregate this fee or allocate any part of the management fee to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons are not reported in the above table. However, for purposes of disclosure, approximately 74% of LeRoy T. Carlson, Jr.’s compensation expense, approximately 76% of Sandra L. Helton’s compensation expense in 2006 and approximately 74% of LeRoy T. Carlson’s compensation expense in 2006 incurred by TDS is included by TDS in the total management fee to U.S. Cellular. Information with respect to compensation from TDS to LeRoy T. Carlson, Jr., Sandra L. Helton and LeRoy T. Carlson is included in TDS’s proxy statement related to its 2007 annual meeting of shareholders.

(b)              Although three years of compensation are required to be reported, pursuant to transition rules, the amounts for 2005 and 2004 are not reported.

(c)              Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year. John E. Rooney has deferred 20% of his 2006 base salary and Mr. Meyers deferred 8% of his 2006 salary, all of which salary is included in column (c) whether or not deferred. See “Information Regarding Nonqualified Deferred Compensation” below. The other officers did not defer any salary in 2006.

(d)              Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year. As discussed in the Narrative Disclosure below, officers do not become entitled to any amount of bonus solely as a result of achievement of any performance measures. The officers are not entitled to any amount of bonus unless and only to the extent awarded and paid. Performance measures are only one category of the factors used to determine the amount of the bonus, all of which is discretionary, as discussed below. The entire amount of the bonus is not earned until awarded. Because officers are not entitled to any bonus until awarded, the bonus amounts reported as earned in 2006 above represent bonuses awarded and paid in 2006. This includes the bonus based on 2005 performance that was paid on March 15, 2006. See “Executive Bonus Program” under the Narrative Disclosure below. Mr. Rooney deferred 100% of his 2005 bonus (paid in 2006). The amount deferred is deemed invested in phantom stock bonus match units in U.S. Cellular Common Shares. See “Grants of Plan-Based Awards” below. The entire amount of his bonus earned in 2006, including the amount deferred, is included above in column (d). See “Information Regarding Nonqualified Deferred Compensation” below. The other officers did not defer any bonus in 2006.

For disclosure purposes, the amount of bonus paid on March 15, 2007 with respect to 2006 is as follows:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Jeffery J. Childs
Total Bonus for 2006 paid in 2007	$525,000	$276,860	$336,414	$212,528	$166,170

The amount of the Bonus for 2006 paid in 2007 is only provided for disclosure purposes. These amounts were not earned until paid in 2007 and will be reported in next year’s Summary Compensation Table with respect to 2007.

(e)              Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share Based Payments (which we refer to as “FAS 123R”), disregarding the estimate of forfeitures related to service-based vesting conditions. The vesting period of the awards is set forth under “Grants of Plan-Based Awards” below. Assumptions made in the valuation of stock awards in this column are incorporated by reference to Note 18 in U.S. Cellular’s financial statements for the year ended December 31, 2006 included in its Form 10-K for the year ended December 31, 2006. All stock awards are valued based on grant date fair value using a 0% forfeiture rate (the percentage of stock awards granted in 2006 that are assumed will be forfeited). U.S. Cellular has used a 0% forfeiture rate due to a lack of historical forfeiture information. There were no forfeitures of stock awards in 2006 for the identified officers.

Includes the amount of FAS 123R expense related to restricted stock units under the U.S. Cellular 2005 Long-Term Incentive Plan. U.S. Cellular restricted stock units granted in 2006 will become vested on the third anniversary of the grant date, or on April 3, 2009, except with respect to Mr. Rooney whose restricted stock units became vested on October 10, 2006.

Also includes the amount of FAS 123R expense related to phantom stock bonus match units in U.S. Cellular Common Shares credited to such officer with respect to deferred bonuses. Mr. Rooney deferred 100% of his 2005 bonus, which was paid in 2006. Accordingly, Mr. Rooney received a phantom stock bonus match with respect to such deferred bonus in 2006. As a result, he received a matching stock grant having a grant date value of $87,510. However, column (e) above includes the amount of FAS 123R expense recognized in 2006 of $121,548. See “Information Regarding Nonqualified Deferred Compensation” below.

The following is a summary of the amount of FAS 123R expense related to stock awards reflected in column (e) above:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Jeffery J. Childs
2003 Restricted Stock Units	$—	$60,085	$60,086	$37,830	$—
2004 Restricted Stock Units	309,388	151,845	151,845	97,913	88,031
2005 Restricted Stock Units	563,786	210,993	210,993	133,559	118,090
2006 Restricted Stock Units	191,207	46,771	57,290	36,371	32,152
Amount of restricted stock expense in 2006	$1,064,381	$469,694	$480,214	$305,673	$238,273
Amount of bonus match expense in 2006	121,548	—	—	—	—
Total	$1,185,929	$469,694	$480,214	$305,673	$238,273

For reference purposes, the following is a summary of the grant date value of stock awards in 2006 reflected in column (l) of the Grants of Plan Based Awards Table below:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Jeffery J. Childs
2006 Restricted Stock Units	$195,584	$187,977	$230,172	$146,079	$129,082
2006 Bonus Match Awards	87,510	—	—	—	—
Total	$283,094	$187,977	$230,172	$146,079	$129,082

If an award ultimately vests in full, the amount cumulatively recognized in the Summary Compensation Table over a period of years should equal 100% of the grant date fair value of the equity award or the total fair value at the date of settlement for a liability award.

(f)               Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions. The dates on which the options become exercisable and expire is set forth below under “Grants of Plan-Based Awards.” Assumptions made in the valuation of the option awards in this column are incorporated by reference from Note 18 in U.S. Cellular’s financial statements for the year ended December 31, 2006 included in its Form 10-K for the year ended December 31, 2006. All stock options are valued based on grant date fair value using a forfeiture rate of 3% to 4.4% (the percentage of stock options granted in 2006 that are assumed will be forfeited). There were no forfeitures of stock options in 2006 for the identified officers. The awards represent options with respect to USM Common Shares awarded during the fiscal year.

The following is a summary of the amount of FAS 123R expense relating to options reflected in column (f) above:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Jeffery J. Childs
2001 Options	$6,117	$5,409	$5,409	$—	$—
2002 Options	10,405	8,275	8,275	57,510	—
2003 Options	148,036	61,489	61,489	38,710	—
2004 Options	282,322	103,718	103,718	66,910	59,322
2005 Options	772,398	152,587	152,587	96,601	85,388
2006 Options	1,939,328	166,150	203,559	129,148	114,139
Amount of option expense in 2006	$3,158,606	$497,628	$535,037	$388,879	$258,849

For reference purposes, the following is a summary of the grant date value of options in 2006 reflected in column (l) of the Grants of Plan Based Awards Table below:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Jeffery J. Childs
Grant date value of options awarded in 2006	$1,939,328	$427,566	$523,829	$332,356	$293,709

If an option ultimately vests in full, the amount cumulatively recognized in the Summary Compensation Table over a period of years should equal 100% of the grant date fair value of the equity award or the total fair value at the date of settlement for a liability award.

(g)              None of the above executive officers has any earnings for services performed during the fiscal year pursuant to awards under “non-equity incentive plans” or earnings on any outstanding awards, pursuant to SEC rules. All amounts paid or awarded are disclosed in other columns under SEC rules. Although the 2006 Executive Officer Annual Incentive Plan Effective January 1, 2006 provides incentives to executive officers other than the Chairman and the President, this plan does not function in a way which permits the determination of the bonus based on achievement of performance measures, and is based on the judgment and discretion of the President and Chairman, as discussed below. Amounts under this plan are not earned until they are awarded and paid in the following year. There is no way under such plan to determine the amount to be paid prior to such time. Accordingly, amounts paid under such plan are set forth above under Bonus in column (d). See “Executive Bonus Program” in the Narrative Disclosure below.

(h)             Column (h) includes a portion of the interest that Messrs. Rooney, Meyers and Ellison receive on salary that is deferred on a basis that is not tax-qualified. Interest is compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points. As required by SEC rules, column (h) includes the portion of such interest that exceeded 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the time each monthly interest rate is set. The other officers have not deferred any of their salaries.

Each of the identified officers participates in a supplemental executive retirement plan or SERP. As discussed below, pursuant to SEC rules, column (h) does not include any portion of interest earned under the SERP in 2006.

Does not include any changes in pension values because U.S. Cellular does not have any defined benefit pension plans or pension plans (including supplemental plans) where the retirement benefit is actuarially determined that cover executive officers.

(i)                Does not include the discount amount under the employee stock purchase plan because such discount is available generally, either to all security holders or to all employees of U.S. Cellular. Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more.

Column (i) includes the following: (1) if applicable, the total of perquisites and personal benefits if they equal or exceed $10,000, summarized by type, or specified for any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each officer, which are referred to as Specified Perquisites, in each case, valued on the basis of the aggregate incremental cost of such perquisite or personal benefit to U.S. Cellular, including any related tax gross up, and (2) contributions by U.S. Cellular for the benefit of the named executive officer under (a) the TDS tax-deferred savings plan which is referred to as the TDSP, (b) the Pension Plan, and (c) the SERP:

	John E. Rooney	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Jeffery J. Childs
TDSP	$7,921	$8,023	$7,921	$—	$—
Pension Plan	10,374	10,374	10,374	10,374	10,374
SERP	33.626	22,498	25,432	17,006	12,823
Total	$51,921	$40,895	$43,727	$27,380	$23,197

None of the named executive officers had perquisites or personal benefits that equaled or exceeded $10,000 in 2006. See “Compensation Discussion and Analysis” for more information on the TDSP, Pension Plan and SERP.

(j)                Represents the dollar value of total compensation for the fiscal year based on the sum of all amounts reported in columns (c) through (i).

Footnotes:

(1)             John E. Rooney, as President and Chief Executive Officer, is included above as U.S. Cellular’s principal executive officer.

Pursuant to an offer letter which was accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer, all unvested stock option and restricted stock awards granted on or prior to April 10, 2006 fully vested on October 10, 2006, and all stock option and restricted stock awards granted after April 10, 2006 will fully vest six months after the date they are granted.

(2)             Kenneth R. Meyers, who was U.S. Cellular’s Executive Vice President—Finance, Chief Financial Officer and Treasurer in 2006, is included above as U.S. Cellular’s principal financial officer. Mr. Meyers was appointed Executive Vice President and Chief Financial Officer of TDS and Chief Accounting Officer of U.S. Cellular and of TDS Telecom effective January 1, 2007. Mr. Meyers was also appointed as a director of TDS and TDS Telecom effective January 1, 2007.

(3)             Jay M. Ellison, Executive Vice President and Chief Operating Officer, is included above as one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer who was serving as an executive officer at the end of the last completed fiscal year.

(4)             Michael S. Irizarry, Executive Vice President and Chief Technical Officer, is included above as one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer who was serving as an executive officer at the end of the last completed fiscal year.

(5)             Jeffrey J. Childs, Senior Vice President—Human Resources, is included above as one of the three most highly compensated executive officers other than the principal executive officer or principal financial officer who was serving as an executive officer at the end of the last completed fiscal year.

Narrative Disclosure to Summary Compensation Table

Benefits and Plans Available to Identified Officers

The identified officers participate in the following benefits and plans that are not generally available to all salaried employees.

Deferred Salary

Messrs. Rooney, Meyers and Ellison are parties to executive deferred compensation agreements, pursuant to which each of them deferred a specified portion of his salary in 2006 and/or prior years. The officer makes an election as to when to receive a distribution of the deferred compensation account. All of the 2006 salary is included above in column (c), whether or not deferred. The accumulated deferred compensation is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. Pursuant to SEC rules, column (h) of the Summary Compensation Table includes the portion of the interest on such deferred compensation that exceeded 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), in 2006. See “Information Regarding Nonqualified Deferred Compensation” below.

Executive Bonus Program

On July 12, 2006, the United States Cellular Corporation (“U.S. Cellular”) 2006 Executive Officer Annual Incentive Plan Effective January 1, 2006 (“Executive Bonus Plan”) was approved by U.S. Cellular’s Chairman of the Board of Directors, who does not participate in such incentive plan.

The purposes of the Executive Bonus Plan are: to provide incentive for the officers of U.S. Cellular to extend their best efforts toward achieving superior results in relation to key business measures; to reward U.S. Cellular’s executive officers in relation to their success in meeting and exceeding the performance targets; and to help U.S. Cellular attract and retain talented leaders in positions of critical importance to the success of U.S. Cellular. Eligible participants in the Executive Bonus Plan are executive vice presidents and senior vice presidents of U.S. Cellular. Each participant’s target incentive is expressed as a percentage of base salary.

The officer bonus plans of U.S. Cellular are discretionary and are based, in part, on U.S. Cellular’s performance, individual performance and individual bonus targets, which contribute to the formation and size of a bonus pool. The total pool is then divided into Executive Officer and Vice President annual plan pools, and allocated at the discretion of the President and CEO. The President and CEO considers performance measures and any other information that he deems relevant in determining the pools and allocations.

The following performance measures, using weights and definitions as approved by the Chairman, are considered in evaluating the achievements of the eligible participants for purposes of the Executive Bonus Plan: Customer Addition Equivalents; Customer Defections; Consolidated Revenue; Consolidated Cash Flow; and Return on Capital. U.S. Cellular has set target levels for such measures at levels that it believes are achievable with above average performance. U.S. Cellular believes it would require superior performance to achieve 200% of the target levels, which is the maximum for each factor and the plan. Nevertheless, although such performance measures may impact the amount of bonus an officer receives, all officer bonuses are discretionary, and individual performance and other factors contribute to the amount of bonus an officer receives. The President and CEO may consider the performance factors and any other information he deems relevant in determining the bonus. Bonuses are not earned, nor are payouts vested until a bonus has been approved and paid to an officer. As a result, the performance measures are one category of the factors used in determining the bonus, but do not entitle the officer to any bonus until awarded. In addition, a bonus can be awarded based on judgment even if the performance measures are not met. Although performance measures influence the decision of the amount of the bonus, the entire amount of the bonus is discretionary and cannot be calculated in advance of approval and payment to the officer.

The President and CEO determines the actual payout that each officer will receive allocating the bonus pool among officers as he deems appropriate, and is not bound to adhere to any guideline, including any of the identified performance measures. However, the sum of all participants’ actual awards cannot deviate from the amount of the total officer pool by more than plus or minus 18% for 2006. In addition, the Chairman of the Board must approve all officer bonuses prior to payout.

There is no written bonus plan for the President. The bonus of the U.S. Cellular President (chief executive officer) is determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. These companies include the peer companies included in the “Stock Performance Graph” in the 2006 annual report to shareholders: ALLTEL Corp., Centennial Communications Corp., Dobson Communications Corp., and Sprint/Nextel Corp., as well as U.S. Cellular. The peer group was changed from the prior year to add Dobson Communications Corp. and Sprint Nextel Corp. and delete Rural Cellular Corporation to make it more representative of U.S. Cellular’s peers. Other telecommunications companies that are considered include Verizon Wireless, AT&T’s wireless business (formerly Cingular) and T-Mobile. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with information about executive compensation at these other companies by the Vice President of Human Resources of TDS. This information includes compensation reported in proxy statements of comparable companies and salary surveys. The Chairman uses these sources and makes a determination of appropriate sources, companies and ranges for the President, based on the judgment of the Chairman.

No specific measures of performance are considered determinative in the compensation of the President. As with the other executive officers, all facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions for the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus for the President. With respect to the President’s bonus, the Chairman does consider the results of the above described Executive Bonus Plan and bases the amount of the President’s bonus to a large degree upon the results of U.S. Cellular as measured by the performance objectives set by the Executive Bonus Plan. However, with respect to the President, the relationship of the bonus to such performance measures is not direct and is based on the sole judgment of the Chairman based on the total mix of information.

Deferred Bonus

The U.S. Cellular 2005 Long-Term Incentive Plan permits the above officers to defer all or a portion of their annual bonus to a deferred compensation account. Deferred compensation will be deemed invested in phantom U.S. Cellular Common Shares. The phantom stock units are not credited with dividends because U.S. Cellular does not currently pay dividends. The officer makes an election as to when to receive a distribution of the deferred compensation account. If an officer elects to defer all or a portion of his annual bonus, U.S. Cellular will allocate a match award to the employee’s deferred compensation account in an amount equal to the sum of (i) 25% of the deferred bonus amount which is not in excess of one-half of the employee’s gross bonus for the year and (ii) 33 1/3% of the deferred bonus amount which is in excess of one-half of the employee’s gross bonus for the year. The entire amount of the bonus is included in the Summary Compensation Table in column (d) under “Bonus,” whether or not deferred. The value of the matched stock units are reported in the Summary Compensation Table in column (e) under “Stock Awards.” See “Information Regarding Nonqualified Deferred Compensation” below.

Long-Term Incentive Plan

The named executive officers participate in the U.S. Cellular 2005 Long-Term Incentive Plan. Under such plan, the following awards may be granted: (i) incentive stock options or ISOs and nonqualified stock options; (ii) stock appreciation rights or SARs; (iii) restricted stock awards and restricted stock unit or RSU awards, which may be subject to a restriction period or specified performance measures or both; (iv) performance awards; and (v) company match awards for deferred bonus payments.

The purposes of the such plan are: (i) to align the interests of the shareholders of U.S. Cellular and the key executive and management employees of U.S. Cellular and certain affiliates who receive awards under the Incentive Plan by increasing the proprietary interest of such employees in U.S. Cellular’s growth and success; (ii) to advance the interests of U.S. Cellular by attracting and retaining key executive and management employees of U.S. Cellular and such affiliates; and (iii) to motivate such employees to act in the long-term best interests of U.S. Cellular’s shareholders.

The 2005 Long-Term Incentive Plan provides that the approval by the full Board of Directors, including the affirmative vote of a majority of the members of the Stock Option Compensation Committee, shall be required with respect to any grant of stock options, restricted stock awards or similar stock-based compensation if the number of Common Shares which could be issued pursuant to such award, when added to the then currently outstanding Common Shares plus the number of Common Shares then subject to purchase or receipt pursuant to all grants of stock options, employee stock purchase plans, restricted stock awards and any other plan or program pursuant to which Common Shares of U.S. Cellular have been optioned or granted, whether vested or not, would result in U.S. Cellular no longer satisfying the eligibility requirements to file a consolidated tax return with TDS. Because the requisite triggering circumstances exist, in addition to approval by the Stock Option Compensation Committee, each year the full Board of Directors also approves an aggregate limit to the total of all grants of options and restricted stock units, but does not approve individual awards.

Pursuant to the U.S. Cellular 2005 Long-Term Incentive Plan, each officer may elect to defer all or a portion of his annual bonus as discussed above.

Restricted stock units may be granted under the U.S. Cellular 2005 Long-Term Incentive Plan. The aggregate grant date fair value of the restricted stock unit awards in 2006 computed in accordance with FAS 123R is included in column (l) of the Grants of Plan Based Awards Table. Column (e), “Stock Awards,” of the Summary Compensation Table includes the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions.

Options may be granted under the U.S. Cellular 2005 Long-Term Incentive Plan. The aggregate grant date fair value of the option awards in 2006 computed in accordance with FAS 123R is included in column (l) of the Grants of Plan Based Awards Table. Column (f), “Options,” of the Summary Compensation Table includes the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions.

SERP

TDS also sponsors an unfunded nonqualified deferred supplemental executive retirement plan or SERP to supplement the benefits under the pension plan to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws. Each of the identified officers participates in the SERP. This plan provides supplemental benefits under the TDS Pension Plan to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a non-qualified deferred compensation plan and is intended to be unfunded. The amount of the contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), “All Other Compensation,” of the Summary Compensation Table. Such officers are credited with interest on balances of the SERP. The interest rate for 2006 was set as of the last trading date of 2005 at 5.6445% per annum, based on the yield on ten year BBB rated industrial bonds at such time. Such rate did not exceed 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), of 5.76% at such time. Accordingly, pursuant to SEC rules, column (h) does not include any portion of interest earned under the SERP in 2006.

Perquisites

U.S. Cellular provides an automobile allowance to certain executive officers. U.S. Cellular values this benefit based on the actual cost to U.S. Cellular, including any related tax gross up. U.S. Cellular may provide tickets to sporting or other events for business purposes and may reimburse club or similar memberships for officers for business purposes. Occasionally, such events or memberships may be used for personal purposes. However, if there is no incremental cost to the company, no amount is included in the Summary Compensation Table. Column (i), “All Other Compensation,” of the Summary Compensation Table includes the total of perquisites and personal benefits if they equal or exceed $10,000, summarized by type, or specified for any perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each officer. The total of perquisites and personal benefits, including any related tax gross ups, to the named executive officers did not equal or exceed $10,000 in 2006. Because perquisites and personal benefits represent a relatively insignificant portion of the named executive officers’ total compensation, they do not materially influence considerations in setting compensation.

Other General Benefits and Plans

The officers identified in the Summary Compensation Table participate in the following plans that do not discriminate in scope, terms or operation, in favor of executive officers or directors of the registrant and that are available generally to all employees.

Employee Stock Purchase Plans

TDS sponsors an Employee Stock Purchase Plan that permits eligible employees of TDS and its subsidiaries, including U.S. Cellular, to purchase a limited number of TDS Special Common Shares on a quarterly basis. The per share cost to each participant is at 85% of the market value of the Special Common Shares as of the issuance date. Pursuant to SEC rules, the Summary Compensation Table does not include the discount amount because such discount is available generally to all employees of TDS.

U.S. Cellular also sponsors an Employee Stock Purchase Plan that permits eligible employees of U.S. Cellular and its subsidiaries to purchase a limited number of U.S. Cellular Common Shares on a quarterly basis. The per share cost to each participant is at 85% of the market value of the Common Shares as of the issuance date. Pursuant to SEC rules, the Summary Compensation Table does not include the discount amount because such discount is available generally to all employees of U.S. Cellular.

Tax-Deferred Savings Plan

TDS and U.S. Cellular sponsor the Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. This plan is available to employees of TDS and its subsidiaries, including U.S. Cellular. Employees contribute amounts and U.S. Cellular makes matching contributions in part. Prior to May 31, 2006, U.S. Cellular and participating employers made matching contributions to the plan in cash equal to 100% of an employee’s contributions up to the first 2% and 40% of an employee’s contributions up to the next 4% of such employee’s compensation. Beginning May 31, 2006, U.S. Cellular and participating employers make matching contributions to the plan in cash equal to 100% of an employee’s contributions up to the first 3% and 40% of an employee’s contributions up to the next 2% of such employee’s compensation. Participating employees have the option of investing their contributions and U.S. Cellular’s contributions in a TDS Common Share fund, a TDS Special Common Share fund, a U.S. Cellular Common Share fund or certain unaffiliated funds. The amount of the contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), “All Other Compensation,” of the Summary Compensation Table. SEC rules do not require the Summary Compensation Table to include earnings or other amounts with respect to tax-qualified defined contribution plans.

Pension Plan

TDS sponsors a qualified noncontributory defined contribution Pension Plan for the employees of TDS and its subsidiaries, including U.S. Cellular. Under this plan, pension costs are calculated separately for each participant and are funded currently. The Pension Plan is designed to provide retirement benefits for eligible employees of TDS and certain of its affiliates which adopted the Pension Plan. TDS and its subsidiaries make annual employer contributions for each participant. The amount of the contribution with respect to the executives identified in the Summary Compensation Table is included in column (i), “All Other Compensation,” of the Summary Compensation Table. SEC rules do not require the Summary Compensation Table to include earnings or other amounts with respect to tax-qualified defined contribution plans.

Health and Welfare Benefits

U.S. Cellular also provides customary health and welfare and similar plans for the benefit of its employees. Pursuant to SEC rules, no amount is included in the Summary Compensation Table relating to such plans because they are group life, health, hospitalization, disability and/or medical reimbursement plans that do not discriminate in scope, terms or operation, in favor of executive officers or directors of the registrant and are available generally to all employees.

Information Regarding Plan-Based Awards Table

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding plan-based awards in 2006.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John E. Rooney
Awards in USM Common Shares(1)
Restricted Stock Units	04/03/06							3,291			$195,584
Options	04/03/06								138,000	$59.43	$1,939,328
Phantom Stock Bonus Match Units in USM Common Shares(2)
Deferred Bonus	03/15/06							5,290			$300,000
Company Match	03/15/06							1,543			$87,510

Kenneth R. Meyers
Awards in USM Common Shares(1)
Restricted Stock Units	04/03/06							3,163			$187,977
Options	04/03/06								30,425	$59.43	$427,566

Jay M. Ellison
Awards in USM Common Shares(1)
Restricted Stock Units	04/03/06							3,873			$230,172
Options	04/03/06								37,275	$59.43	$523,829
Amended Initial Options(3)	12/26/06								4,613	$75.00	—

Michael S. Irizarry
Awards in USM Common Shares(1)
Restricted Stock Units	04/03/06							2,458			$146,079
Options	04/03/06								23,650	$59.43	$332,356
Amended Initial Options(4)	12/26/06								10,800	$41.00	—

Jeffery J. Childs
Awards in USM Common Shares(1)
Restricted Stock Units	04/03/06							2,172			$129,082
Options	04/03/06								20,900	$59.43	$293,709

Explanation of Columns:

(a)                           Includes the persons identified in the Summary Compensation Table.

(b)                           Represents the date on which the Stock Option Compensation Committee took action to grant the awards.

(c)—(e)   These columns as set forth in SEC rules are not applicable because the identified officers did not receive any non-equity incentive plan awards, as defined by SEC rules.

(f)—(h)   These columns as set forth in SEC rules are not applicable because the identified officers did not receive any equity incentive plan awards, as defined by SEC rules.

(i)                             Includes the number of USM Common Shares underlying restricted stock units awarded pursuant to the U.S. Cellular 2005 Long-Term Incentive Plan. Such restricted stock becomes vested on April 3, 2009, except that the restricted stock award became fully vested on October 10, 2006 with respect to Mr. Rooney.

Also includes the number of phantom stock bonus match units in U.S. Cellular Common Shares credited to such officer with respect to deferred bonus compensation. Mr. Rooney deferred part of his bonus earned in 2006 under the U.S. Cellular long-term incentive plan. The matched stock units vest ratably at a rate of one-third per year over three years. See “Information Regarding Non-Qualified Deferred Compensation” below.

(j)                             Represents the number of U.S. Cellular Common Shares underlying options awarded during the fiscal year pursuant to the U.S. Cellular 2005 Long-Term Incentive Plan. The U.S. Cellular options were granted at an exercise price of $59.43 per share, which was the closing price of a U.S. Cellular Common Share on April 3, 2006. Such options become exercisable with respect to 25% of the shares underlying the option on April 3, 2007, 2008, 2009 and 2010, except that the options vested on October 10, 2006 with respect to Mr. Rooney, and are exercisable until April 3, 2016.

(k)                          Represents the per-share exercise price of the options granted in column (j). Such exercise price is not less than the closing market price of the underlying security on the date of the grant.

(l)                             Represents the grant date fair value of each equity award computed in accordance with FAS 123R or, in the case of any adjustment or amendment of the exercise or base price of options, SARs or similar option-like instruments previously awarded to a named executive officer, whether through amendment, cancellation or replacement grants, or any other means (“repriced”), or other materially modification of such awards, represents the incremental fair value, computed as of the repricing or modification date in accordance with FAS 123R, with respect to that repriced or modified award. Only the options identified as “Amended Initial Options” were repriced or materially modified in the last fiscal year with respect to the identified executive officers. However, because such options were repriced to increase the exercise price, there was no incremental fair value of such options.

Footnotes:

(1)                          Pursuant to the U.S. Cellular 2005 Long-Term Incentive Plan, on April 3, 2006, such executive officer was granted restricted stock units and options to purchase U.S. Cellular Common Shares as indicated above. The value of the stock awards are reported in the Summary Compensation Table in column (e) and the value of the option awards are reported in the Summary Compensation Table in column (f).

(2)                          Includes the number of phantom stock units in U.S. Cellular Common Shares credited to such officer with respect to deferred bonus compensation. Only Mr. Rooney deferred his bonus earned in 2006. John E. Rooney participates in the U.S. Cellular 2005 Long-Term Incentive Plan. This plan permits officers to defer all or a portion of their annual bonus to a deferred compensation account. For further information relating to this plan, see “Narrative Disclosure to Summary Compensation Table” above. The entire amount of the bonus earned is reported in the Summary Compensation Table in column (d) under “Bonus,” whether or not deferred and deemed invested in phantom stock. The value of the company match stock units are reported in the Summary Compensation Table in column (e) under “Stock Awards.” U.S. Cellular does not currently pay dividends.

(3)                          The Amended Initial Options were originally granted on September 1, 2000 and were scheduled to become exercisable with respect to 20% of the shares underlying the option on September 1 of each year beginning in 2001 and ending in 2005, and were exercisable until September 1, 2010 at an exercise price of $73.31. No portion of the option has been exercised. The option was amended on December 26, 2006 to correct the exercise price of the option to the closing price of the underlying Common Shares as of the date of approval of the original option by the Stock Option Compensation Committee of $75.00 on September 8, 2000. In connection therewith, U.S. Cellular agreed to pay $7,784 to Mr. Ellison, which was paid in 2007, representing the aggregate amount of a make-whole payment as a result of the increase in the exercise price of the original option. The amended option with respect to 4,613 shares is immediately exercisable in full.

(4)                          The Amended Initial Options were originally granted on February 18, 2002 and were scheduled to become exercisable in annual increments of 20% on February 18 of each year beginning in 2003 and ending in 2007, and were exercisable until February 18, 2012 at an exercise price of $37.19. Options with respect to 16,200 shares have been exercised. The unexercised portion of this option was amended on December 26, 2006 to correct the exercise price of the option to the closing price of the underlying Common Shares as of the date of approval of the original option by the Stock Option Compensation Committee of $41.00 on March 31, 2002. In connection therewith, U.S. Cellular agreed to pay $41,148 to Mr. Irizarry, which was paid in 2007, representing the aggregate amount of a make-whole payment as a result of the increase in the exercise price of the original option. The amended option with respect to 10,800 shares is exercisable with respect to 5,400 shares as of December 31, 2006 and will become fully exercisable on February 18, 2007.

Information Regarding Outstanding Equity Awards at Year End Table

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding outstanding equity awards at year end.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
John E. Rooney
Options:
2006 Options(1)	138,000			$59.43	4/3/16
2005 Options(2)	131,000			$45.63	3/31/15
2004 Options(3)	92,000			$38.65	3/31/14
2003 Options(4)	105,250			$24.47	4/21/13
2002 Options(5)	16,500			$41.00	3/31/12
2001 CEO Options(6)	20,000			$59.40	5/29/11
2000 CEO Initial Options(7)	55,000			$69.19	4/10/10
Stock Awards:
Bonus Match in 2006(16)						1,029	$71,608
Bonus Match in 2005(16)						1,213	$84,413
Total	557,750	—				2,242	$156,021

Kenneth R. Meyers
Options:
2006 Options(1)		30,425		$59.43	4/3/16
2005 Options(2)	8,600	25,800		$45.63	3/31/15
2004 Options(3)	17,612	17,613		$38.65	3/31/14
2003 Options(4)	49,706	16,569		$23.61	3/31/13
2002 Options(5)	26,225			$41.00	3/31/12
2001 Options(8)	16,600			$64.16	5/8/11
2000 Options(9)	4,762			$71.00	3/31/10
1999 Options(10)	9,600			$44.00	3/31/09
1998 Options(11)	7,680			$33.94	3/31/08
1997 Options(12)	4,010			$25.25	5/14/07
Stock Awards:
2006 Restricted Stock Units(17)						3,163	$220,113
2005 Restricted Stock Units(18)						13,897	$967,092
2004 Restricted Stock Units(19)						6,551	$455,884
Total	144,795	90,407				23,611	$1,643,089

Jay M. Ellison
Options:
2006 Options(1)		37,275		$59.43	4/3/16
2005 Options(2)	8,600	25,800		$45.63	3/31/15
2004 Options(3)	8,806	17,613		$38.65	3/31/14
2003 Options(4)	16,569	16,569		$23.61	3/31/13
2002 Options(5)	6,557			$41.00	3/31/12
2001 Options(8)	16,600			$64.16	5/8/11
Amended Initial Options(13)	4,613			$75.00	9/1/10
Stock Awards:
2006 Restricted Stock Units(17)						3,873	$269,522
2005 Restricted Stock Units(18)						13,897	$967,092
2004 Restricted Stock Units(19)						6,551	$455,884
Total	61,745	97,257				24,321	$1,692,498

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Michael S. Irizarry
Options:
2006 Options(1)		23,650		$59.43	4/3/16
2005 Options(2)	5,443	16,332		$45.63	3/31/15
2004 Options(3)	5,681	11,363		$38.65	3/31/14
2003 Options(4)	10,431	10,432		$23.61	3/31/13
2002 Options(5)	5,288			$41.00	3/31/12
Amended Initial Options(14)	5,400	5,400		$41.00	2/18/12
Stock Awards:
2006 Restricted Stock Units(17)						2,458	$171,052
2005 Restricted Stock Units(18)						8,798	$612,253
2004 Restricted Stock Units(19)						4,225	$294,018
Total	32,243	67,177				15,481	$1,077,323

Jeffery J. Childs
Options:
2006 Options(1)		20,900		$59.43	4/3/16
2005 Options(2)	4,812	14,438		$45.63	3/31/15
2004 Initial Options(15)	12,850	12,850		$43.20	2/17/14
Stock Awards:
2006 Restricted Stock Units(17)						2,172	$151,150
2005 Restricted Stock Units(18)						7,776	$541,132
2004 Restricted Stock Units(19)						3,798	$264,303
Total	17,662	48,188				13,746	$956,585

Explanation of Columns:

(a)              Includes the persons identified in the Summary Compensation Table.

(b)              Includes, on an award-by-award basis, the number of securities underlying unexercised options, including any awards that have been transferred other than for value, that are exercisable as of December 31, 2006. No awards have been transferred.

(c)              Includes on an award-by-award basis, the number of securities underlying unexercised options, including any awards that have been transferred other than for value, that are unexercisable as of December 31, 2006.

(d)              This column is not applicable because the identified officers do not have any options that are equity incentive plan awards, as defined by SEC rules.

(e)              Represents the exercise prices of the awards identified in columns (b) and (c).

(f)               Represents the expiration dates of the awards identified in columns (b) and (c).

(g)              Represents the total number of shares underlying stock awards that have not vested as of December 31, 2006.

(h)             Represents the aggregate market value of shares underlying stock awards that have not vested as of December 31, 2006, calculated using the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006, the last trading day of 2006.

(i)                This column is not applicable because the identified officers do not have any stock awards that are equity incentive plan awards, as defined by SEC rules.

(j)                This column is not applicable because the identified officers do not have any stock awards that are equity incentive plan awards, as defined by SEC rules.

Footnotes:

The following provides additional information with respect to outstanding equity awards at year end. Number references correspond to numbers in the above table. The following discloses the date that options were scheduled to become exercisable and that restricted stock was scheduled to become vested. However, due to the delay in SEC filings resulting from the restatement discussed below, U.S. Cellular suspended the exercise of options and the issuance of shares between March 17 and October 10, 2006. As a result, the options that were scheduled to become exercisable on March 31, 2006 were not exercisable until October 10, 2006.

(1)  The 2006 Options become exercisable in annual increments of 25% on April 3 of each year beginning in 2007 and ending in 2010 (except that all options became fully vested on October 10, 2006 with respect to Mr. Rooney), and are exercisable until April 3, 2016 at an exercise price of $59.43.

(2)  The 2005 Options were scheduled to become exercisable in annual increments of 25% on March 31 of each year beginning in 2006 and ending in 2009 (except that all options became fully vested on October 10, 2006 with respect to Mr. Rooney), and are exercisable until March 31, 2015 at an exercise price of $45.63.

(3)  The 2004 Options were scheduled to become exercisable in annual increments of 25% on March 31 of each year beginning in 2005 and ending in 2008 (except that all options became fully vested on October 10, 2006 with respect to Mr. Rooney), and are exercisable until March 31, 2014 at an exercise price of $38.65.

(4)  The 2003 Options were scheduled to become exercisable in annual increments of 25% on March 31 of each year beginning in 2004 and ending in 2007 (except that all options became fully vested on October 10, 2006 with respect to Mr. Rooney), and are exercisable until April 21, 2013 at an exercise price of $24.47 for Mr. Rooney, and are exercisable until March 31, 2013 at an exercise price of $23.61 for the other executive officers.

(5)  The 2002 Options were scheduled to become exercisable in annual increments of 25% on March 31 of each year beginning in 2003 and ending in 2006, and are exercisable until March 31, 2012 at an exercise price of $41.00.

(6)  The 2001 CEO Options were scheduled to become exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until May 29, 2011 at an exercise price of $59.40.

(7)  The 2000 CEO Initial Options became exercisable in annual increments of 20% on April 10 of each year beginning in 2001 and ending in 2005, and are exercisable until April 10, 2010 at an exercise price of $69.19.

(8)  The 2001 Options were scheduled to become exercisable in annual increments of 20% on March 31 of each year beginning in 2002 and ending in 2006, and are exercisable until May 8, 2011 at an exercise price of $64.16.

(9)  The 2000 Options became exercisable in annual increments of 20% on March 31 of each year beginning in 2001 and ending in 2005, and are exercisable until March 31, 2010 at an exercise price of $71.00.

(10)                The 1999 Options became exercisable in annual increments of 20% on March 31 of each year beginning in 2000 and ending in 2004, and are exercisable until March 31, 2009 at an exercise price of $44.00.

(11)                The 1998 Options became exercisable in annual increments of 20% on March 31 of each year beginning in 1999 and ending in 2003, and are exercisable until March 31, 2008 at an exercise price of $33.94.

(12)                The 1997 Options became exercisable in annual increments of 20% on March 31 of each year beginning in 1998 and ending in 2002, and are exercisable until May 14, 2007 at the exercise price of $25.25.

(13)                The Amended Initial Options were originally granted on September 1, 2000 and were scheduled to become exercisable with respect to 20% of the shares underlying the option on September 1 of each year beginning in 2001 and ending in 2005, and were exercisable until September 1, 2010 at an exercise price of $73.31. No portion of the option has been exercised. The option was amended on December 26, 2006 to correct the exercise price of the option to the closing price of the underlying Common Shares as of the date of approval of the original option by the Stock Option Compensation Committee of $75.00 on September 8, 2000. In connection therewith, U.S. Cellular agreed to pay $7,784 to Mr. Ellison, which was paid in 2007, representing the aggregate amount of a make-whole payment as a result of the increase in the exercise price of the original option. The amended option with respect to 4,613 shares is immediately exercisable in full.

(14)                The Amended Initial Options were originally granted on February 18, 2002 and were scheduled to become exercisable in annual increments of 20% on February 18 of each year beginning in 2003 and ending in 2007, and were exercisable until February 18, 2012 at an exercise price of $37.19. Options with respect to 16,200 shares have been exercised. The unexercised portion of this option was amended on December 26, 2006 to correct the exercise price of the option to the closing price of the underlying Common Shares as of the date of approval of the original option by the Stock Option Compensation Committee of $41.00 on March 31, 2002. In connection therewith, U.S. Cellular agreed to pay $41,148 to Mr. Irizarry, which was paid in 2007, representing the aggregate amount of a make-whole payment as a result of the increase in the exercise price of the original option. The amended option with respect to 10,800 shares is immediately exercisable with respect to 5,400 shares and will become fully exercisable on February 18, 2007.

(15)                The 2004 Initial Options become exercisable with respect to 6,425 Common Shares on January 19, 2005 and with respect to an additional 6,425 Common Shares on each anniversary thereof, through and including January 19, 2008 for a total of 25,700 Common Shares, and are exercisable until February 17, 2014 at an exercise price of $43.20.

(16)                Represents U.S. Cellular Common Shares underlying phantom stock bonus match units credited to such officer with respect to deferred bonus compensation, including accumulated dividends on such deferred units. One-third of the U.S. Cellular phantom stock bonus match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date.

(17)                Such restricted stock units become vested on April 3, 2009, except with respect to Mr. Rooney whose restricted stock units became vested on October 10, 2006.

(18)                Such restricted stock units become vested on March 31, 2008, except with respect to Mr. Rooney whose restricted stock units became vested on October 10, 2006.

(19)                Such restricted stock units became vested on March 31, 2007, except with respect to Mr. Rooney whose restricted stock units became vested on October 10, 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized Upon Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
John E. Rooney(1)
Options:	—	—
Stock Awards:
2006 Restricted Stock Units(1)			3,291	$191,207
2005 Restricted Stock Units(1)			11,474	$666,639
2004 Restricted Stock Units(1)			8,726	$506,981
2003 Restricted Stock Units(2)			14,981	$870,396
2006 Bonus Match Units(3)			514	$35,769
2005 Bonus Match Units(3)			1,213	$84,413
2004 Bonus Match Units(3)			906	$63,049
Total	—	—	41,105	$2,418,454
Kenneth R. Meyers
Options:	—	—
Stock Awards:
2003 Restricted Stock Units(2)			12,605	$748,233
2004 Bonus Match Units(3)			119	$8,281
Total	—	—	12,724	$756,514
Jay M. Ellison
Options:	—	—
Stock Awards:
2003 Restricted Stock Units(2)			12,605	$748,233
2004 Bonus Match Units(3)			114	$7,933
Total	—	—	12,719	$756,166
Michael S. Irizarry
Options:	—	—
Stock Awards:
2003 Restricted Stock Units(2)			7,934	$470,962
Total	—	—	7,934	$470,962
Jeffery J. Childs
Options:	—	—
Stock Awards:			—	—
Total	—	—	—	—

Explanation of Columns:

(a)              Includes the persons identified in the Summary Compensation Table.

(b)             Represents the number of securities for which the options were exercised.

(c)              Represents the aggregate dollar value realized upon exercise of options, based on the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(d)             Represents the number of shares of stock that have vested. This includes restricted stock and bonus plan company-match phantom stock units.

(e)              Represents the aggregate dollar value realized upon vesting of stock, calculated by multiplying the number of shares of stock or units by the market value (closing price) of the underlying shares on the vesting date.

Footnotes:

(1)             Pursuant to John E. Rooney’s employment letter agreement, all unvested options and unvested restricted stock units (except the 2003 Restricted Stock Units—see Note (2) below) vested on October 10, 2006. The stock price used to calculate the value realized on vesting of the other restricted stock units was the closing price of U.S. Cellular Common Shares of $ 58.10 on October 10, 2006. The stock price used to calculate the value realized on vesting of the bonus stock was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006, the last trading day of 2006.

(2)             Such restricted stock units were scheduled to become vested on March 31, 2006. The closing price of U.S. Cellular Common Shares on such date was $59.36. However, due to the delay in SEC filings resulting from the restatement discussed below, U.S. Cellular suspended the issuance of shares upon the vesting of restricted stock between March 17 and October 10, 2006. As a result, the restricted stock that was scheduled to become vested on March 31, 2006 was not issued until after October 10, 2006. The stock price used to calculate the value realized on vesting was the closing price of U.S. Cellular Common Shares of $58.10 on October 10, 2006.

(3)             Pursuant to U.S. Cellular’s 2005 Long-Term Incentive Plan, the bonus plan company-match phantom stock units vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date. The stock price used for U.S. Cellular shares was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006, the last trading day in 2006. See “Information Regarding Nonqualified Deferred Compensation” below.

Information Regarding Pension Benefits

U.S. Cellular executive officers are covered by a “defined contribution” pension plan and related supplemental plan, as discussed above. The company contributions for each of the named executive officers under these plans is disclosed in column (i), “All Other Compensation,” of the Summary Compensation Table. However, U.S. Cellular does not have any “defined benefit” pension plan or pension plan (including any supplemental plan) where the retirement benefit is actuarially determined that covers executive officers.

Information Regarding Nonqualified Deferred Compensation

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding nonqualified deferred compensation.

Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
John E. Rooney
SERP(1)		$33,626	$7,945		$182,336
Salary Deferral(2)	$141,064		$53,381		$953,713
Bonus Deferral and Company Match(3)
Bonus Deferral 5,290 USM Common Shares	$300,000
Company Match Credited in USM Common Shares
514 shares—2006 Company Match		$35,769
1,213 shares—2005 Company Match		$84,413
906 shares—2004 Company Match		$63,049
Ending Balance 56,138 USM Common Shares					$3,906,643
Aggregate Totals	$441,064	$216,857	$61,326	—	$5,042,692
Kenneth R. Meyers
SERP(1)		$22,498	$12,263		$252,018
Salary Deferral(2)	$33,733		$1,054		$36,537
Bonus Deferral and Company Match(3)
Distribution(4)
9,983 USM Common Shares				$493,176
Ending Balance
1,782 USM Common Shares					$124,009
Aggregate Totals	$33,733	$22,498	$13,317	$493,176	$412,564
Jay M. Ellison
SERP(1)		$25,432	$5,611		$130,443
Salary Deferral(2)			$18,804		$307,574
Bonus Deferral and Company Match(3)
Ending Balance
3,010 USM Common Shares					$209,466
Aggregate Totals	—	$25,432	$24,415	—	$647,483
Michael S. Irizarry
SERP(1)		$17,006	$2,557		$64,858
Aggregate Totals	—	$17,006	$2,557	—	$64,858
Jeffery J. Childs
SERP(1)		$12,823	$119		$15,057
Aggregate Totals	—	$12,823	$119	—	$15,057

Explanation of Columns:

(a)                                   Includes the persons identified in the Summary Compensation Table.

(b)                                  Represents the dollar amount of aggregate executive contributions during the last fiscal year. The entire amount of the salary earned in 2006 is included in column (c) of the Summary Compensation Table, whether or not deferred. Only John E. Rooney and Kenneth R. Meyers deferred their salaries in 2006. With respect to deferred bonus, includes the actual dollar amount of bonus deferred, which amount is also included in column (d) of the Summary Compensation Table. The entire amount of the bonus earned in 2006 is included in column (d) of the Summary

Compensation Table, whether or not deferred. Only John E. Rooney deferred a portion of his bonus earned in 2006. See Narrative Disclosure below.

(c)                                   Represents the dollar amount of aggregate contributions by U.S. Cellular during the last fiscal year. With respect to the SERP, represents the actual dollar amount contributed with respect to 2006 for the officer. This is the same as the amount reported in column (i) of the Summary Compensation Table. With respect to bonus deferral, represents the amount of bonus deferred by the officer. This is the same as the amount reported in column (d) of the Summary Compensation Table. With respect to the company match, represents the value of the shares on the date the bonus match units were credited to the officer. This does not agree with the amount included as stock awards in the column (e) of the Summary Compensation Table, which includes the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R rather than the value of the phantom shares at the time they are credited to the officer’s account.

(d)                                  Represents the dollar amount of aggregate interest or other earnings accrued during the last fiscal year. With respect to the SERP, represents the actual dollar amount earned in 2006 by the officer, of which any amount that is deemed to be above-market or preferential earnings as defined by SEC rules is included in column (h) of the Summary Compensation Table. With respect to any deferred salary, includes the amount of interest credited to the deferred account for 2006, of which any amount that is deemed to be above-market or preferential earnings as defined by SEC rules is included in column (h) of the Summary Compensation Table.

(e)                                   Represents the aggregate dollar amount of any withdrawals by or distributions to the executive during the last fiscal year. Any such amounts represent withdrawals or distributions of company and/or employee contributions and/or earnings from prior years and are not included in 2006 compensation in the Summary Compensation Table.

(f)                                    Represents the dollar amount of total balance of the executive’s account as of the end of the last fiscal year. With respect to the SERP, represents the actual dollar amount in the executive’s account as of December 31, 2006. With respect to any deferred salary, represents the actual dollar amount in the executive’s account as of December 31, 2006. With respect to bonus deferral and company match, represents the dollar value of the number of phantom stock units held in the executive’s account based on the closing price of the underlying shares of $69.59 on December 29, 2006, the last trading day of the year. Column (f) includes amounts reported as 2006 compensation in the Summary Compensation Table, as noted in columns (b) through (d).

Footnotes:

(1)                                  Each of the identified officers participates in a supplemental executive retirement plan (“SERP”). This plan provides supplemental benefits under the TDS pension plan (“Pension Plan”) to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a non-qualified deferred compensation plan and is intended to be unfunded. Such officers are credited with interest on balances of the SERP. The interest rate for 2006 was set as of the last trading date of 2005 at 5.6445% per annum, based on the yield on ten year BBB rated industrial bonds at such time. Such rate did not exceed 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), of 5.76% at such time. Accordingly, pursuant to SEC rules, no portion of such earnings is included in column (h) of the Summary Compensation Table.

See “Potential Payments Upon Termination or Change in Control” for information relating to vesting and distribution of amounts under the SERP.

(2)                                  Represents deferred salary accounts pursuant to deferred salary compensation agreements for Messrs. Rooney, Meyers and Ellison for 2006 and/or prior years. The other officers have not deferred any of their salaries. All of the annual salary earned is reported in column (c) of the Summary Compensation Table, whether or not deferred. Pursuant to the agreements, the deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. As required by SEC rules, column (h) of the Summary Compensation Table includes the portion of such interest that exceeded interest calculated using 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the time each monthly interest rate is set.

Messrs. Rooney, Meyers and Ellison elected to receive distributions of their deferred salary balances as a lump sum payment upon their separation from the company.

(3)                                  The amounts in column (b) represents deferrals of 2006 bonus. All of the annual bonus is reported in column (d) of the Summary Compensation Table, whether or not deferred. The amounts in column (c) represent the company match awards, as discussed below, and are included in the column (e) of the Summary Compensation Table as stock awards. The entire amount of the bonus earned is reported in the Summary Compensation Table in column (d) under “Bonus,” whether or not deferred and deemed invested in phantom stock. The value of the company match stock units are reported in the Summary Compensation Table in column (e) under “Stock Awards.” For further information relating to company match awards, see “Narrative Disclosure to Summary Compensation Table” above.

Subject to the requirements of Section 409A of the Internal Revenue Code, an employee will receive an amount equal to his or her vested deferred compensation account balance on the earlier of the date specified by the employee, the date the employee separates from service for whatever reason, and the date the employee is determined to suffer a permanent disability. Messrs. Rooney and Ellison elected to receive distributions of their deferred bonus and company match balances as a lump sum payment upon their separation from the company. Mr. Meyers elected to receive distributions of his deferred bonus and company match balances in 20 quarterly installments over 5 years following his separation from the company.

See “Potential Payments Upon Termination or Change in Control” for information relating to vesting and distribution of deferred bonus and company match balances.

(4)                                  Represents a distribution of a portion of Mr. Meyer’s account on January 4, 2006, based on a pre-existing election. The distribution represented 9,983 gross USM Common Shares, having a value of $493,176, based on the closing price at December 30, 2005 of $49.40 per share. Of this amount, $345,538 had been reported as bonus and $94,310 had been reported as company match compensation, for a total of $438,848, in the summary compensation table in prior years. After deduction of shares for taxes, Mr. Meyers received a net of 6,925 U.S. Cellular Common Shares, having a value of $342,095 using the same price per share.

Potential Payments Upon Termination Or Change In Control

This section discusses, with respect to the executives identified in the Summary Compensation Table, each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to such executive at, following, or in connection with any termination, including resignation, severance, retirement or constructive termination, or a change in control of U.S. Cellular or a change in the executive officer’s responsibilities.

Arrangement with Specified Officers

U.S. Cellular does not have any executory employment, severance or similar agreement with any of the officers identified in the Summary Compensation Table except for John E. Rooney. However, in connection with the termination of an executive officer, U.S. Cellular may enter into a retirement, severance or similar agreement that may provide for payments upon such termination. Although U.S. Cellular has certain arrangements with John E. Rooney relating to acceleration of options and restricted stock units, this has already occurred as of October 10, 2006, as discussed above. In addition, TDS has entered into a Retention Agreement with Kenneth R. Meyers relating to his U.S. Cellular options and restricted stock units in connection with his employment as Executive Vice President and Chief Financial Officer of TDS, as discussed below. However, these payments would be made by TDS. Accordingly, any payments upon any termination event or change of control will only be made by U.S. Cellular according to the plans described below that are applicable generally under such plans.

General Provisions under Plans and Common Arrangements

Deferred Salary and Bonus

Messrs. Rooney, Meyers and Ellison are parties to executive deferred compensation agreements, pursuant to which they have deferred a specified portion of their salaries. The executive is always 100% vested in all salary amounts that have been deferred and any interest credited with respect thereto. Accordingly, the executive is entitled to 100% of the amount deferred and all earnings thereon upon any termination. Such amounts are reported above in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of any termination or change in control, are not included in the below table of Potential Payments upon Termination or Change in Control.

Mr. Rooney is also a party to an executive deferred compensation agreement, pursuant to which he has deferred a specified portion of his bonus. The executive is always 100% vested in all bonus amounts that have been deferred and any dividends credited with respect thereto. Such amounts are reported above in the Nonqualified Deferred Compensation table and, because there would not be any increased benefit or accelerated vesting in the event of any termination or change in control, are not included in the below table of Potential Payments upon Termination or Change in Control.

U.S. Cellular 2005 Long-Term Incentive Plan

The U.S. Cellular 2005 Long-Term Incentive Plan and related award agreements provide various rights upon termination and/or change in control, as summarized below.

Stock Options.   The U.S. Cellular option agreements with named executive officers provide as follows:

Disability.   If the officer’s employment terminates by reason of disability (a total physical disability which, in the Stock Option Compensation Committee’s judgment, prevents the officer from performing substantially such officer’s employment duties and responsibilities for a continuous period of at least six months), then the option will be exercisable only to the extent it is exercisable on the effective date of the officer’s termination of employment or service and after such date may be exercised by the option holder (or the holder’s legal representative) for a period of 12 months after the effective date of the holder’s termination of employment or service, or until the option’s expiration date, whichever period is shorter.

Special Retirement.   If the officer’s employment terminates by reason of Special Retirement (termination of employment or service on or after the later of (i) the officer’s attainment of age 62 and (ii) the officer’s early retirement date or normal retirement date under the TDS Pension Plan), then the option immediately will become exercisable in full and after such date may be exercised by the option holder (or the holder’s legal representative) for a period of 12 months after the effective date of the Special Retirement, or until the option’s expiration date, whichever period is shorter.

Retirement.   If the officer’s employment terminates by reason of Retirement (termination of employment or service on or after the holder’s attainment of age 65 that does not satisfy the definition of “Special Retirement”), then the option immediately will become exercisable in full and after such date may be exercised by the holder (or the holder’s legal representative) for a period of 90 days after the effective date of the Retirement, or until the option’s expiration date, whichever period is shorter.

Resignation with Prior Consent of the Board.   If the officer’s employment terminates by reason of the officer’s resignation of employment or service with the prior consent of the U.S. Cellular Board of Directors, then the option will be exercisable only to the extent it is exercisable on the effective date of the holder’s resignation and after such date may be exercised by the holder (or the holder’s legal representative) for a period of 90 days after the effective date of the holder’s resignation, or until the option’s expiration date, whichever period is shorter.

Death.   If the officer’s employment terminates by reason of death, then the option will be exercisable only to the extent it is exercisable on the date of death and after such date may be exercised by the beneficiary or beneficiaries designated by the holder for a period of 180 days after the date of death, or until the option’s expiration date, whichever period is shorter.

Other Termination of Employment or Service.   If the officer’s employment terminates for any reason other than Disability, Special Retirement, Retirement, resignation of employment or service with the prior consent of the U.S. Cellular Board of Directors or death, then the option will be exercisable only to the extent it is exercisable on the effective date of the officer’s termination of employment or service and after such date may be exercised by the holder (or the holder’s legal representative) for a period of 30 days after the effective date of the holder’s termination of employment or service, or until the option’s expiration date, whichever period is shorter.

Restricted Stock and/or RSU Awards.   The U.S. Cellular restricted stock/RSU agreements with named executive officers provide as follows:

Retirement at or after Attainment of Age 65, Disability or Death.   If the officer’s employment terminates prior to the third anniversary of the date of grant by reason of retirement at or after attainment of age 65 (“Qualified Retirement”), disability or death, the award will become fully vested.

Other Termination of Employment or Service.   If the officer’s employment terminates prior to the third anniversary of the date of grant for any reason other than retirement at or after attainment of age 65, Disability or death, the award will be forfeited.

Deferred Compensation Accounts and Company Match Awards.   An employee will be fully vested in the deferred bonus amounts credited to his or her deferred compensation account. One-third of the company match award credited to the employee’s deferred compensation account will become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date. Amounts credited to an employee’s deferred compensation account will be deemed to be invested in phantom Common Shares at the time the amounts are credited to the deferred compensation account.

On the earlier of (i) the date specified by the employee, (ii) the date the employee separates from service for whatever reason, and (iii) the date the employee is determined to suffer a permanent disability, U.S. Cellular will compute the “distributable balance” in the employee’s account. This distributable balance shall include:

•        all bonus deferrals;

•        if the employee separates from service on account of his or her retirement or death or is determined to suffer a permanent disability, all company match amounts, or, if the employee does not separate from service or separates from service for any other reason and is not determined to suffer a permanent disability, all vested company match amounts; and

•        any deemed investment earnings and losses on such deferrals or match amounts.

Payment of deferred compensation under these events generally will be in accordance with the employee’s payment method and distribution date elections, provided that if an employee is a “key employee” within the meaning of Section 409A of the Code, and is entitled to payment by reason of a separation from service for a reason other than permanent disability or death, no portion of his or her deferred compensation account subject to Section 409A of the Code shall be paid before the date which is six months after the date of separation from service (or if earlier, the date of the employee’s death).

All payments of deferred compensation will be made in whole Common Shares and cash equal to the fair market value of any fractional share.

Forfeiture of Award Upon Competition with or Misappropriation of Confidential Information of TDS or its Affiliates.   If a recipient of an award enters into competition with, or misappropriates confidential information of, TDS, U.S. Cellular or any affiliate thereof, then all awards granted shall terminate and be forfeited.

Change in Control

The following summarizes the Change in Control provisions of the 2005 Long-Term Incentive Plan:

Notwithstanding any provision in the 2005 Long-Term Incentive Plan or any agreement, in the event of a Change in Control, the Board may, but will not be required to, make such adjustments to outstanding awards under the 2005 Long-Term Incentive Plan as it deems appropriate, including, without limitation:

•        causing all outstanding options and SARs to immediately become exercisable in full;

•        causing the restriction period applicable to any outstanding restricted stock or RSU award to lapse;

•        causing the performance period applicable to any outstanding performance award to lapse;

•        causing the performance measures applicable to any outstanding award (if any) to be deemed to be satisfied at the minimum, target or maximum level;

•        causing the amount in a deferred compensation account attributable to a company match to vest; or

•        electing that each outstanding award will be surrendered to U.S. Cellular by the holder thereof, and that each such award will immediately be canceled by U.S. Cellular, and that the holder will receive, within a specified period of time from the occurrence of the Change in Control, a cash payment from U.S. Cellular in an amount equal to:

—in the case of an option, the number of Common Shares then subject to such option, multiplied by the excess, if any, of the greater of:

—the highest per share price offered to stockholders of U.S. Cellular in any transaction whereby the Change in Control takes place, or

—the fair market value of a Common Share on the date of occurrence of the Change in Control,

over the purchase price per Common Share subject to the option, and

—in the case of a free-standing SAR, the number of Common Shares then subject to such SAR, multiplied by the excess, if any, of the greater of:

—the highest per share price offered to stockholders of U.S. Cellular in any transaction whereby the Change in Control takes place, or

—the fair market value of a Common Share on the date of occurrence of the Change in Control,

over the base price of the SAR, and

—in the case of a restricted stock or RSU award, the number of Common Shares or the number of RSUs, as the case may be, then subject to such award, multiplied by the greater of:

—the highest per share price offered to stockholders of U.S. Cellular in any transaction whereby the Change in Control takes place, or

—the fair market value of a Common Share on the date of occurrence of the Change in Control, and

—in the case of a performance award, the amount payable with respect to such performance award if the applicable performance measures were satisfied at the maximum level, and

—in the case of a deferred compensation account, the number of Common Shares then deemed to be in the account, multiplied by the greater of:

—the highest per share price offered to stockholders of U.S. Cellular in any transaction whereby the Change in Control takes place, or

—the fair market value of a Common Share on the date of occurrence of the Change in Control.

In the event of a Change in Control pursuant to either of the last two definitions of “Change in Control” below, in connection with which the holders of Common Shares receive shares of common stock that are registered under Section 12 of the Exchange Act, the Board may, but will not be required to, substitute for each Common Share available under the 2005 Long-Term Incentive Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding Common Share will be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share in the case of an option and the base price in the case of an SAR will be appropriately adjusted by the Stock Option Compensation Committee (whose determination shall be final, binding and conclusive), such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price.

For purposes of the 2005 Long-Term Incentive Plan, “Change in Control” will mean:

•        the acquisition by any individual, group, firm, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust or other entity (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of the combined voting power of the then outstanding securities of U.S. Cellular entitled to vote generally on matters (without regard to the election of directors) (the “Outstanding Voting Securities”), excluding, however, the following:

—any acquisition directly from U.S. Cellular or an affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from U.S. Cellular or an affiliate);

—any acquisition by U.S. Cellular or an affiliate;

—any acquisition by an employee benefit plan (or related trust) sponsored or maintained by U.S. Cellular or an affiliate;

—any acquisition by any corporation pursuant to a transaction which complies with the definition of an excluded Corporate Transaction (as defined below); or

—any acquisition by the following persons:

—LeRoy T. Carlson or his spouse, any child of LeRoy T. Carlson or the spouse of any such child, any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild (the “Carlson Family Members”),

—the estate of any of the Carlson Family Members,

—any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are Carlson Family Members, or their lineal descendants, or

—the voting trust which expires on June 30, 2035, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such persons, collectively, the “Exempted Persons”);

•        individuals who, as of February 22, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of U.S. Cellular subsequent to February 22, 2005, whose election, or nomination for election by U.S. Cellular’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board will be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of U.S. Cellular as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will not be deemed a member of the Incumbent Board;

•        consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of U.S. Cellular (a “Corporate Transaction”), excluding, however, a Corporate Transaction pursuant to which:

—all or substantially all of the individuals or entities who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, U.S. Cellular or all or substantially all of U.S. Cellular’s assets) which are entitled to vote generally on matters (without regard to the election of directors), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction;

—no Person, other than the following Persons:

—U.S. Cellular or an affiliate,

—any employee benefit plan (or related trust) sponsored or maintained by U.S. Cellular or an affiliate,

—the corporation resulting from such Corporate Transaction,

—the Exempted Persons, and

—any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Voting Securities,will beneficially own, directly or indirectly, 25% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors); and

—individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

•        approval by the stockholders of U.S. Cellular of a plan of complete liquidation or dissolution of U.S. Cellular.

Notwithstanding any of the foregoing, if an employee ceases to be employed by U.S. Cellular or its affiliates because of the employee’s negligence, willful misconduct, competition with U.S. Cellular or any of its affiliates or misappropriation of confidential information of U.S. Cellular or any of its affiliates, then any employer match award shall terminate on the date the employee’s employment terminates, unless such award terminated earlier.

Because certain termination events and/or a Change in Control would result in the acceleration of vesting of options, restricted stock and bonus match units, such increased potential benefit or accelerated vesting in such event are included in the below table of Potential Payments upon Termination or Change in Control.

SERP

Each of the identified officers participates is a supplemental executive retirement plan or SERP. This plan provides supplemental benefits under the TDS pension plan to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a non-qualified deferred compensation plan and is intended to be unfunded. Such officers are credited with interest on balances of the SERP each year equal to the yield on ten year BBB rated industrial bonds for the last trading date of the prior Plan Year as quoted by Standard & Poor’s.

A participant is entitled to distribution of his entire account balance under the SERP if the participant’s employment is terminated, without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant terminates employment under circumstances other than those set forth in preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. For these purposes, cause means (i) the continued failure by a participant to substantially perform his or her duties with TDS or an affiliate, or (ii) the willful engaging by the participant in conduct which is clearly injurious to TDS or any of its respective affiliates, monetarily or otherwise. For purposes of clause (ii) of this definition, no act, or failure to act, on the participant’s part will be deemed “willful” unless done, or omitted to be done, by the participant not in good faith or without reasonable belief that such act, or failure to act, was in the best interest of TDS or an affiliate. Upon termination under circumstances that permit payments under the SERP, the participant may elect to take payments in (a) a single lump sum payment or (b) annual installments over a period of 5, 10, 15, 20 or 25 years, except that the amount will be distributed in a lump sum if not more than $10,000. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount is included in the below table of Potential Payments upon Termination or Change in Control.

Employee Stock Purchase Plans

TDS sponsors an Employee Stock Purchase Plan that permits eligible employees of TDS and its subsidiaries, including U.S. Cellular, to purchase a limited number of TDS Special Common Shares on a quarterly basis. All shares purchased are distributed quarterly and no shares are retained for distribution upon retirement or otherwise. This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below table of Potential Payments upon Termination or Change in Control.

U.S. Cellular also sponsors an Employee Stock Purchase Plan that permits eligible employees of U.S. Cellular and its subsidiaries to purchase a limited number of U.S. Cellular Common Shares on a quarterly basis. All shares purchased are distributed quarterly and no shares are retained for distribution upon retirement or otherwise. This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below table of Potential Payments upon Termination or Change in Control.

Tax-Deferred Savings Plan

TDS sponsors the Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to
Sections 401(a) and 401(k) of the Internal Revenue Code for the employees of TDS and its subsidiaries, including U.S. Cellular. Vesting is not accelerated upon a Change in Control or other termination event. The vested portion of an employee’s account becomes payable following the employee’s termination of employment. A terminating employee may elect to receive payment of the vested account balance (a) as a lump sum or (b) in a series of annual or more frequent installments, over a period chosen by the employee which does not exceed the joint and survivor life expectancy of the employee and a designated beneficiary. A lump sum distribution and certain installment payments from the 401(k) Plan are eligible to be rolled over to an IRA or to another eligible retirement plan. This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.

Pension Plan

TDS sponsors a qualified noncontributory defined contribution Pension Plan for the employees of TDS and its subsidiaries, including U.S. Cellular. Vesting is not accelerated upon a Change in Control or other termination event. The vested portion of an employee’s account becomes payable following the employee’s termination of employment. A terminating employee may elect to (a) have his vested account balance purchase an annuity which will pay monthly benefits for the rest of the employee’s life or for the joint lives of the employee and the employee’s beneficiary or (b) subject to spousal consent, receive a lump sum payment of the account balance. A lump sum distribution of the vested account balance is eligible to be rolled over to an IRA or to another eligible retirement plan. This plan does not discriminate in scope, terms, or operation in favor of executive officers and is available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below Table of Potential Payments upon Termination or Change in Control.

Health and Welfare Benefits

TDS also provides customary health and welfare and similar plans for the employees of TDS and its subsidiaries, including U.S. Cellular. These group life, health, hospitalization, disability and/or medical reimbursement plans do not discriminate in scope, terms or operation, in favor of executive officers or directors of U.S. Cellular and are available generally to all employees, and benefits are not enhanced upon any termination or change in control. Accordingly, no amounts are reported in the below table of Potential Payments upon Termination or Change in Control.

Perquisites

U.S. Cellular has no formal plan, policy or procedure relating to providing perquisites to any executive officers following termination or change in control. However, in connection with any termination, U.S. Cellular may enter into a retirement, severance of similar agreement that may provide for perquisites.

Table of Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or a Change in Control or a change in the named executive officer’s responsibilities. However, in accordance with SEC regulations, the following does not report any amount to be provided to a named executive officer under any arrangement that does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all employees. Also, the following table does not repeat information disclosed above under the Nonqualified Deferred Compensation table or the Outstanding Equity Awards at Fiscal Year-End table, except to the extent that the amount payable to the named executive officer would be enhanced or accelerated by the termination event.

The following table provides quantitative disclosure, assuming that the triggering event took place on December 29, 2006, the last business day of 2006 and, if applicable, that the price per share of the registrant’s securities is the closing market price as of December 29, 2006. All of John E. Rooney’s awards other than bonus match awards have vested pursuant to an agreement with U.S. Cellular. See footnote (1) to the below table. The vesting of his bonus match units will accelerate in the event of a qualified disability, qualified retirement, death or Change in Control. With respect to the other officers, the following represent additional payments that may become due as a result of the acceleration of the vesting of options and/or restricted stock units and/or bonus match units upon the following triggering events: (i) a qualified disability (as described above), (ii) a qualified retirement (as described above), (iii) a Change in Control (as defined above) and (iv) death (for restricted stock/RSUs and bonus match units but not options) (collectively, “Triggering Events”). No such additional payments would be made in the event of any other termination of employment or service. In addition, the below table identifies other payments that will be made pursuant to certain agreements as discussed below.

Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options ($)	Early Vesting of Restricted Stock Units ($)	Early Vesting of Bonus Stock Match Units ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
John E. Rooney(1)
Bonus Stock Match Units for 2,242 USM Common Shares			$156,021		$156,021
Aggregate Totals	—	—	$156,021	—	$156,021

Kenneth R. Meyers(2)
Options for 90,407 USM Common Shares	$2,234,075				$2,234,075
Restricted Stock Units for 23,611 USM Common Shares		$1,643,089			$1,643,089
Aggregate Totals	$2,234,075	$1,643,089	—	—	$3,877,164

Jay M. Ellison
Options for 97,257 USM Common Shares	$2,303,671				$2,303,671
Restricted Stock Units for 24,321 USM Common Shares		$1,692,498			$1,692,498
Aggregate Totals	$2,303,671	$1,692,498	—	—	$3,996,169

Michael S. Irizarry
Options for 61,775 USM Common Shares	$1,462,763				$1,462,763
Restricted Stock Units for 15,481 USM Common Shares		$1,077,323			$1,077,323
Aggregate Totals	$1,462,763	$1,077,323	—	—	$2,540,086

Jeffery J. Childs
Options for 48,187 USM Common Shares	$897,366				$897,366
Restricted Stock Units for 13,746 USM Common Shares		$956,584			$956,584
Aggregate Totals	$897,366	$956,584	—	—	$1,853,950

Explanation of Columns:

(a)             Includes the persons identified in the Summary Compensation Table.

(b)            Represents the maximum potential value of accelerated options assuming that a Triggering Event took place on December 29, 2006 and that the price per share of the registrant’s securities is the closing market price as of December 29, 2006, the last trading day in 2006. The stock price used for U.S. Cellular shares was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006. Includes only the aggregate difference between the exercise price of such options and such year end stock price. See Note (2) below with respect to Kenneth R. Meyers.

(c)             Represents the maximum potential value of accelerated restricted stock units assuming that a Triggering Event took place on December 29, 2006 and that the price per share of the registrant’s securities is the closing market price as of December 29, 2006, the last trading day in 2006. The stock price used for U.S. Cellular shares was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006. See Note (2) below with respect to Kenneth R. Meyers.

(d)            Represents the maximum potential value of accelerated bonus match units assuming that a Triggering Event took place on December 29, 2006 and that the price per share of the registrant’s securities is the closing market price as of December 29, 2006, the last trading day in 2006. The stock price used for U.S. Cellular shares was the closing price of U.S. Cellular Common Shares of $69.59 on December 29, 2006.

(e)             There were no other potential payments upon a termination or change in control as of December 29, 2006.

(f)               Represents the total of columns (b) through (e).

Although U.S. Cellular has attempted to make a reasonable estimate (or a reasonable estimated range of amounts) applicable to the payment or benefit based on the disclosed material assumptions, the calculation of the foregoing represents forward-looking statements that involve risks, uncertainties and other factors that may cause actual results to be significantly different from the amounts expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include those set forth under “Risk Factors” in U.S. Cellular’s Form 10-K for the year ended December 31, 2006, which are incorporated by reference herein.

Perquisites and other personal benefits or property payable upon termination or change in control are excluded only if the aggregate amount of such compensation will be less than $10,000. A perquisite or personal benefit is specifically identified only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for an officer. Any perquisite or personal benefit is valued on the basis of the aggregate incremental cost of such perquisite or personal benefit to U.S. Cellular.

No information is provided with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the registrant and that are available generally to all employees.

Footnotes:

(1)             U.S. Cellular has certain arrangements with John E. Rooney relating to acceleration of options and restricted stock units. Reference is made to U.S. Cellular’s Form 8-K dated March 26, 2000 for further information. However, the acceleration of such awards has already occurred as of October 10, 2006, as discussed above. Accordingly, Mr. Rooney would have no further benefits or acceleration as a result of termination of Change in Control, except with respect to bonus stock match units as set forth in the above table.

(2)             Kenneth R. Meyers was appointed Executive Vice President and Chief Financial Officer of TDS and Chief Accounting Officer of U.S. Cellular and of TDS Telecommunications Corporation (“TDS Telecom”), a subsidiary of TDS which operates local telephone companies, effective January 1, 2007. In connection therewith, he relinquished the position of Executive Vice President—Finance, Chief Financial Officer and Treasurer of U.S. Cellular. However, because TDS is an affiliate, this did not trigger any termination or other payments to Mr. Meyers. In connection with Mr. Meyers’ change in employment to TDS from U.S. Cellular, TDS entered into a Retention Agreement with Kenneth R. Meyers as of December 4, 2006 with respect to Mr. Meyers’ unvested U.S. Cellular options and restricted stock units. Reference is made to TDS’s Form 8-K dated November 30, 2006 for further information and a copy of such agreement. This agreement provides that, in the event of a qualified termination of Mr. Meyers’ employment with TDS on or after January 1, 2007, TDS will make certain payments to Mr. Meyers. A qualified termination is a termination by TDS without cause, as defined in such agreement, or by Mr. Meyers for good reason, as defined in such agreement. The payment will consist of the sum of (1) the difference between the fair market value and the exercise price of specified unvested options to acquire U.S. Cellular Common Shares held by Mr. Meyers which are cancelled and (2) the fair market value of specified unvested restricted stock units with respect to U.S. Cellular Common Shares held by Mr. Meyers which are forfeited, in each case as a result of the qualified termination of Mr. Meyers’ employment with TDS. This agreement was not effective as of December 29, 2006 and U.S. Cellular is not a party to such agreement. However, solely for disclosure purposes, assuming a qualified termination on January 1, 2007, the payment that Mr. Meyers would have received under this agreement would be the same as the amounts reported in the above table, or a total of $3,877,164, based on the closing price of U.S. Cellular Common Shares as of December 29, 2006. However, all payments under this agreement would be made by TDS rather than U.S. Cellular.

Compensation of Directors

The following table shows, as to directors who are not executive officers of U.S. Cellular or TDS, certain information regarding director compensation.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Walter C.D. Carlson	$29,082	$24,431	—	—	—	—	$53,513
J. Samuel Crowley	$120,000	—	—	—	—	—	$120,000
Ronald E. Daly	$39,521	$27,643	—	—	—	—	$67,164
Paul-Henri Denuit	$123,250	—	—	—	—	—	$123,250
Harry J. Harczak, Jr.	$82,923	$15,216	—	—	—	—	$98,139

Explanation of Columns:

(a)             Includes each director unless such director is an executive officer whose compensation, including any compensation for service as a director, is fully reflected in the Summary Compensation Table, except for directors that do not receive any compensation directly from U.S. Cellular as discussed in the next paragraph. Accordingly, the above includes only non-employee directors. Directors who are employees of TDS or its subsidiaries do not receive directors fees or any compensation directly from U.S. Cellular.

LeRoyT. Carlson, Jr., and LeRoy T. Carlson receive and Sandra L. Helton received no compensation directly from U.S. Cellular. Such persons are or were compensated by TDS in connection with their services as officers for TDS and TDS subsidiaries, including U.S. Cellular. A portion of such persons’ compensation expense incurred by TDS is allocated to U.S. Cellular by TDS, along with other expenses of TDS. A portion of their compensation expense incurred by TDS is allocated to U.S. Cellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. This allocation by TDS to U.S. Cellular is done in the form of a single management fee pursuant to the Intercompany Agreement discussed below under “Intercompany Agreement.”  There is no identification or quantification of the compensation of such persons to U.S. Cellular, or of any other allocated expense in this management fee. The management fee is recorded as a single expense by U.S. Cellular. U.S. Cellular does not obtain details of the components that make up this fee and does not segregate this fee or allocate any part of the management fee to other accounts such as compensation expense. Accordingly, the compensation expenses incurred by TDS with respect to such persons are not reported in the above table. However, for purposes of disclosure, approximately 74% of LeRoy T. Carlson, Jr.’s compensation expense in 2006, approximately 76% of Sandra L. Helton’s compensation expense in 2006 and approximately 74% of LeRoy T. Carlson’s compensation expense in 2006 incurred by TDS is included by TDS in the total management fee to U.S. Cellular. Information with respect to compensation from TDS to LeRoy T. Carlson, Jr., Sandra L. Helton and LeRoy T. Carlson is included in TDS’s proxy statement related to its 2007 annual meeting of shareholders.

(b)            Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(c)             Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R. The following table discloses certain additional information with respect to stock awards to non-employee directors:

Name	Aggregate Number of awards of U.S. Cellular Common Shares outstanding at December 31, 2006	Aggregate Number of U.S. Cellular Common Shares underlying Stock Awards Granted in 2006	Aggregate Grant Date Fair Value of Stock Awards in 2006
Walter C.D. Carlson	—	419	$24,431
J. Samuel Crowley	—	—	—
Ronald E. Daly	—	472	$27,643
Paul-Henri Denuit	—	—	—
Harry J. Harczak, Jr.	—	260	$15,216

Shares due with respect to stock awards for retainers or meeting fees are issued promptly after the date upon which the awards become effective and, accordingly, there are no awards outstanding at the end of the fiscal year.

(d)            This column is not applicable because non-employee directors do not receive options.

(e)             This column is not applicable because non-employee directors do not participate in any non-equity incentive plans, as defined by SEC rules.

(f)               This column is not applicable because non-employee directors do not participate in any defined benefit pension plans or pension plans (including supplemental plans) where the retirement benefit is actuarially determined or receive any earnings on deferred compensation.

(g)            This column is not applicable because there is no other compensation.

(h)            Represents the sum of all amounts reported in columns (b) through (g).

Narrative Disclosure to Director Compensation Table

The following provides additional information with respect to director compensation. All director compensation is approved by the full board of directors.

Non-employee directors of U.S. Cellular participate in a compensation plan for non-employee directors (the “Non-Employee Directors Plan”). A non-employee director is a director who is not an employee of U.S. Cellular, TDS or TDS Telecom. The purpose of the Non-Employee Directors’ Plan is to provide reasonable compensation to non-employee directors in connection with their services to U.S. Cellular in order to induce qualified persons to become and serve as non-employee members of our board of directors.

The Non-Employee Directors’ Plan provides that each non-employee director will receive an annual director’s fee of $44,000 payable annually. The plan also provides that each non-employee director serving on the audit committee will receive an annual director’s fee of $11,000, except for the chairperson, who will receive a fee of $22,000. The plan also provides that each non-employee director will receive a fee of $5,000 for serving on the stock option compensation committee except for the chairperson, who will receive a fee of $7,000. It also provides that each non-employee director will receive a fee of $1,750 for board of directors, audit committee and stock option compensation committee meetings, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel to, and attendance at, each regularly scheduled or special meeting.

The Non-Employee Directors’ Plan further provides that each non-employee director may elect to receive up to fifty percent (50%) of any or all of the above retainers or meeting fees for regularly scheduled meetings of the board (five per year), by the delivery of U.S. Cellular Common Shares having a fair market value as of the date of payment equal to the cash amount of the retainer or fee foregone.

Under the Non-Employee Directors’ Plan, for purposes of determining the number of Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common Share will be the average closing price of our Common Shares as reported in the American Stock Exchange Composite Transactions section of The Wall Street Journal for the twenty trading days before the annual meeting of shareholders or the date of the board meeting, as applicable. Our board of directors has reserved 10,000 Common Shares for issuance pursuant to the Non-Employee Directors’ Plan.

Members of the special committee discussed above received a fee of $1,750 for each meeting of the special committee in which such member participated.

Directors are also reimbursed for travel and expenses incurred in attending board and committee meetings, director education and other Board or company related matters pursuant to U.S. Cellular’s travel and expense reimbursement policy.

U.S. Cellular also reimburses directors for the costs of attending director education programs.

None of the directors had stock awards or option awards outstanding at fiscal year end.

Compensation Discussion And Analysis

This Compensation Discussion and Analysis discusses the compensation awarded to, earned by, or paid to the executive officers identified in the Summary Compensation Table.

Overview

U.S. Cellular’s compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of U.S. Cellular. U.S. Cellular’s policies establish incentive compensation performance goals for executive officers based on factors over which such officers have substantial control and which are important to U.S. Cellular’s long-term success. U.S. Cellular believes compensation should be related to the financial performance of U.S. Cellular and should be sufficient to enable U.S. Cellular to attract and retain individuals possessing the talents required for long-term successful performance. Nevertheless, although performance influences compensation and awards, all elements of compensation are discretionary and officers do not become entitled to any compensation or awards as a result of the achievement of performance levels. Compensation is not earned until approved and paid or awarded.

As a controlled corporation, U.S. Cellular is not required to have an independent compensation committee under listing standards of the American Stock Exchange or otherwise. Although U.S. Cellular does not have an independent compensation committee for all executive compensation, long-term equity compensation elements of executive officers are approved by a fully independent Stock Option Compensation Committee, as discussed below.

In addition, LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, functions as the compensation committee for all matters not within the authority of the Stock Option Compensation Committee, but does not do so pursuant to a charter. LeRoy T. Carlson, Jr. does not approve any compensation to himself as Chairman. Mr. Carlson receives no compensation directly from U.S. Cellular. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of Mr. Carlson’s salary and bonus paid by TDS is allocated to U.S. Cellular by TDS, along with other expenses of TDS. This allocation by TDS to U.S. Cellular is done in the form of a single management fee pursuant to the Intercompany Agreement discussed below under “Intercompany Agreement.”  U.S. Cellular directors or officers in such capacities do not have any participation in compensation paid or awarded by TDS to TDS officers.

As a controlled company, except with respect to matters within the authority of the Stock Option Compensation Committee, U.S. Cellular considers it sufficient and appropriate that LeRoy T. Carlson, Jr. as Chairman of U.S. Cellular, who receives no compensation directly from U.S. Cellular and who is a director and president of TDS, approve compensation decisions for U.S. Cellular.  As a result of Mr. Carlson’s position with TDS, the majority shareholder of TDS, he represents the interests of all shareholders of U.S. Cellular in his compensation decisions with respect to U.S. Cellular.

As noted above, although it is not required to do so under American Stock Exchange listing standards, U.S. Cellular has a Stock Option Compensation Committee comprised solely of directors that qualify as independent under the rules of the American Stock Exchange. The Stock Option Compensation Committee currently consists of J. Samuel Crowley, Ronald E. Daly and Paul-Henri Denuit. The principal functions of the Stock Option Compensation Committee are to consider and approve long-term compensation for executive officers and to consider and recommend to the Board of Directors new long-term compensation plans or changes in existing plans.

Specifically, the charter of the Stock Option Compensation Committee provides that it shall consider, review and approve the long-term compensation of officers and key employees of U.S. Cellular, involving the grant of stock options, stock appreciation rights and other long-term compensation or compensation based on performance under U.S. Cellular’s stock option or other long-term compensation or incentive plans. The charter also provides that the committee shall consider, approve and recommend to the Board of Directors any new stock option or other long-term compensation or incentive plans and the amendment or termination of U.S. Cellular’s existing stock option or other long-term compensation or incentive plans

Under its charter, the Stock Option Compensation Committee may delegate power and authority to the Chairman of U.S. Cellular or any executive officer of U.S. Cellular or as otherwise permitted by any applicable long-term incentive plan, except that the Stock Option Compensation Committee may not delegate its power and authority with respect to the long-term compensation of executive officers of U.S. Cellular who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, or as otherwise provided in any applicable long-term incentive plan. The Stock Option Compensation Committee has not delegated any authority with respect to the officers identified in the above Summary Compensation Table. The Stock Option Compensation Committee has delegated authority to the Chairman only with respect to persons who are not executive officers.

As discussed above, the Chairman and Stock Option Compensation Committee may also rely on the services of U.S. Cellular’s compensation and employee benefit consultant.

Objectives and Reward Structure of U.S. Cellular’s Compensation Programs

This section discusses, with respect to the officers identified in the Summary Compensation Table, (1) the objectives of U.S. Cellular’s compensation programs and (2) what the compensation programs are designed to reward.

The objectives of U.S. Cellular’s general compensation programs for executive officers of U.S. Cellular, and their relationship to the reward structure, are to:

•        support U.S. Cellular’s overall business strategy and objectives;

•        attract and retain high quality management;

•        link individual compensation with attainment of individual performance goals and with attainment of business unit and U.S. Cellular objectives; and

•        provide competitive compensation opportunities consistent with the financial performance of U.S. Cellular.

U.S. Cellular’s compensation policies for executive officers are designed to reward the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of U.S. Cellular. U.S. Cellular’s policies establish incentive compensation performance goals for executive officers based on factors over which such officers have substantial control and which are important to U.S. Cellular’s long-term success. U.S. Cellular believes that compensation should be appropriate to the financial performance of U.S. Cellular and should be sufficient to enable U.S. Cellular to attract and retain individuals possessing the talents required for long-term successful performance.

The primary financial focus of U.S. Cellular is the increase of long-term shareholder value through growth, measured primarily in such terms as return on capital, revenues, customer additions, cash flow  and customer defections. Compensation decisions are made subjectively, considering these performance measurers, as well as all other appropriate facts and circumstances. U.S. Cellular’s compensation policies for executive officers are designed to reward the achievement of such corporate performance goals, as follows.

U.S. Cellular’s compensation programs are designed to reward performance of U.S. Cellular on both a short-term and long-term basis. With respect to the officers identified in the Summary Compensation Table, the design of compensation programs and performance rewarded is similar but with some differences for (1) the President and CEO and (2) the other executive officers.

The Chairman evaluates the performance of the President and CEO of U.S. Cellular in light of the annual and ongoing objectives for U.S. Cellular and the attainment of those objectives, and sets, or recommends to the Stock Option Compensation Committee, the elements of compensation for the President and CEO based on such performance evaluation and compensation principles, as discussed below.

With respect to the other officers identified in the Summary Compensation Table, the Chairman reviews the President’s evaluation of the performance of such executive officers and sets, or recommends to the

Stock Option Compensation Committee, the elements of compensation for such executive officers based on such performance evaluations and compensation principles, as discussed below.

Elements of Compensation

This section discusses, with respect to the officers identified in the Summary Compensation Table, (i) each element of compensation paid to such officers, (ii) why U.S. Cellular chooses to pay each element of compensation, (iii) how U.S. Cellular determines the amount or formula for each element to pay and (iv) how each compensation element and U.S. Cellular’s decisions regarding that element fit into the U.S. Cellular’s overall compensation objectives and affect decisions regarding other elements.

Each element of compensation paid to officers is as follows:

•        Annual Cash Compensation

o      Salary

o      Bonus

•        Long-term equity compensation

o      Stock Awards

•       Bonus Stock Unit Match Awards

•       Restricted Stock Unit Awards

o      Stock Options

•        Benefits and Plans Available to Identified Officers

o      Deferred Compensation

o      Long-Term Incentive Plans

o      SERP

o      Perquisites

•        Other Generally Applicable Benefits and Plans

o      Employee Stock Purchase Plan

o      Tax Deferred Savings Plan

o      Pension Plan

o      Post-Retirement Benefits

o      Health and Welfare Plans

U.S. Cellular chooses to pay or provide these elements of compensation, considering common compensation practices of peers and other companies with similar characteristics, in order to support U.S. Cellular’s overall business strategy and objectives. U.S. Cellular recognizes that it must compensate its executive officers in a competitive manner comparable to other similar companies in order to attract and retain high quality management, attain business objectives and financial performance and increase shareholder value. Executive compensation is intended to provide an appropriate balance between the long-term and short-term performance of U.S. Cellular, and also a balance between U.S. Cellular’s financial performance and shareholder return.

U.S. Cellular has not established permanent guidelines or formulae to be used in determining annual executive compensation or the mix of compensation elements. Instead, each year, based on input from its compensation consultant and/or a compensation survey, U.S. Cellular develops a compensation program for that year and establishes elements of compensation and determines how they fit together and overall in the manner described in the following discussion.

As noted above, the elements of executive compensation consist of both annual cash and long-term equity compensation. Annual cash compensation consists of base salary and an annual bonus. Annual compensation decisions are based partly on individual and corporate short-term performance and partly on the individual and corporate cumulative long-term performance during the executive’s tenure in his or her position, particularly with regard to the President and CEO. Long-term equity compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value and is generally provided through the grant of stock options and restricted stock units.

Grants of equity awards to the President and CEO and the other executive officers are generally made at the same time each year. U.S. Cellular generally grants equity awards on the first business day in April each year, beginning in 2006. U.S. Cellular may also make grants of equity awards during other times of the year as it deems appropriate. U.S. Cellular does not backdate options and does not have any program, plan or practice to time the grant of awards in coordination with the release of material non-public information. The exercise price of options is based on the closing price on the date of grant.

In 2006, U.S. Cellular identified two option grants in prior years to then newly-hired executive officers where the grant date and exercise price had been inadvertently based on a date that was earlier than the date of approval of such option grants by the Stock Option Compensation Committee. After discovering these errors, U.S. Cellular entered into amendments of option award agreements with such executive officers to correct the exercise price to the closing price of the underlying Common Shares as of the date of approval of the original option by the Stock Option Compensation Committee. See the “Grants of Plan Based Awards” Table above.

The process of approving or recommending the elements of compensation begins with an evaluation of the appropriate compensation elements for each officer, based on the particular duties and responsibilities of the officer, as well as compensation elements for comparable positions at other companies in the telecommunications and other industries. These other companies include those in the peer group index included in the “Stock Performance Graph” in the 2006 annual report to shareholders. The companies may also include other companies in the telecommunications industry and other industries with similar characteristics. The peer group companies included in the Stock Performance Graph are ALLTEL Corp., Centennial Communications Corp., Dobson Communications Corp, and Sprint Nextel Corp, as well as U.S. Cellular. The peer group was changed from the prior year to add Dobson Communications Corp. and Sprint Nextel Corp. and delete Rural Cellular Corporation to make it more representative of U.S. Cellular’s peers. Other telecommunications companies that are considered include Verizon Wireless, AT&T’s wireless business (formerly Cingular) and T-Mobile. The benchmarks and components considered include the same elements of compensation identified above, to the extent available and comparable.

Beginning with this proxy statement for the 2007 annual meeting, U.S. Cellular is required to disclose each element of compensation and an amount of total compensation, as defined by new SEC rules, in the Summary Compensation Table for the officers identified in such table. The fact that such new SEC regulations will require other telecommunications companies and other companies to prepare similar tables under the same rules will make such information more comparable and relevant. Accordingly, the President and Chairman will be able to use such tables to more effectively compare and benchmark elements of compensation and total compensation in the future. Although the President and Chairman considered total compensation and its elements in comparison to peers in an informal manner in the past based on prior SEC disclosure rules, as well as salary surveys, the new rules will facilitate such comparisons and make them more consistent and relevant.  As part of the process used in 2006, the Senior Vice President of Human Resources of U.S. Cellular periodically provided the President and Chairman with information about executive compensation at other companies, as reported in proxy statements of comparable companies under such rules, as well as in various salary surveys produced by private companies.

The President and Chairman also have access to numerous performance measures and financial statistics prepared by U.S. Cellular. This financial information includes the audited financial statements of U.S. Cellular, as well as internal financial reports such as budgets and actual results, operating statistics and other analyses. They may also consider such other factors that they deem appropriate in making their compensation recommendations or decisions. Ultimately, it is the informed judgment of the Chairman and/or the Stock Option Compensation Committee, after reviewing the compensation information provided by the Senior Vice President—Human Resources of U.S. Cellular and considering the recommendation of the President and/or Chairman, that determines the elements of compensation for executive officers.

Annual Cash Compensation

The Chairman determines annually the President and CEO’s base salary. With respect to the other executive officers, the President recommends and the Chairman approves annually each such executive officer’s base salary based on his evaluation of the performance of U.S. Cellular and each executive officer. In connection with the foregoing, the following factors are considered: (1) the appropriate salary range for the executive officer’s position and responsibilities, (2) individual performance during the preceding year, (3) U.S. Cellular’s performance during the year compared to plan and compared with that of similar companies and (4) such other factors and circumstances as the President and/or Chairman may deem relevant.

The Chairman uses the above sources and makes a determination of appropriate ranges of base salary for each executive officer, based on the recommendations of the President of U.S. Cellular with respect to all officers other than the President of U.S. Cellular. The base salary of each officer is set at a level considered to be appropriate in the judgment of the Chairman based on an assessment of the responsibilities and performance of such officer, taking into account U.S. Cellular’s performance, that of other comparable companies, the industry, and the overall economy during the immediately preceding year. There is no formal documentation of the ranges considered appropriate in the judgment of the Chairman. Instead, the Chairman makes the determination of the appropriate ranges based on the information available to him. The salaries of such executive officers are believed to be at or within the median of the range considered to be appropriate in the judgment of the Chairman.

Annually, the nature and extent of each executive officer’s personal accomplishments and contributions for the year are evaluated by the President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives established by the President. The President also makes an assessment of how well U.S. Cellular did as a whole during the year and the extent to which the executive officer contributed to the results. No specific performance measures are considered in the base salary compensation decisions of executive officers. Instead, all facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the informed judgment of the Chairman based on the recommendation of the President that determines an executive’s base salary based on the total mix of information rather than on any specific measures of performance.

In addition, the Chairman determines annually the President and CEO’s bonus, taking into consideration the President and CEO’s performance during the preceding year, including contributions to U.S. Cellular, and achievement of individual objectives. In addition, the President recommends and the Chairman approves annually each executive officer’s bonus, as discussed below, taking into consideration, among other things, the achievement of target levels under the Executive Bonus Plan discussed below, the officer’s performance during the preceding year including his or her contributions to U.S. Cellular and its business units and his or her achievement of individual objectives. In addition, in each case, the following factors are considered: (1) U.S. Cellular’s performance during the year compared to plan and compared with that of similar companies and (2) such other factors and circumstances as may be deemed relevant.

Long-Term Equity Compensation

In addition to the process for determining base salary and bonus above, the Chairman recommends and the Stock Option Compensation Committee approves long-term equity compensation awards to the named executive officers under the U.S. Cellular 2005 Long-Term Incentive Plan, which include options and restricted stock units.

Long-term compensation decisions for the named executive officers are evaluated in a manner similar to that described for annual base salary and bonus decisions above, except that the stock options and restricted stock units are generally intended to vest over several years, in order to reflect the goal of relating long-term compensation of the named executive officers to increases in shareholder value over the same period.

The Stock Option Compensation Committee may establish performance measures and restriction periods, and determine the form, amount and timing of each grant of an award, the number of shares of stock subject to an award, the purchase price or base price per share of stock associated with the award, the exercise price of an option award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award.

Although the Stock Option Compensation Committee has the discretion to grant various awards, it generally only grants service-based options and service-based restricted stock units. The options are generally scheduled to become exercisable with respect to 25% of the shares underlying the option over a four year period and are exercisable until the tenth anniversary of the date of grant, subject to continued employment. The restricted stock units generally vest in full (cliff vesting) after three years from the last day of the year just completed, subject to continued employment.

Officers receive an award of restricted stock units in the current year based on the achievement of certain levels of corporate and individual performance in the immediately preceding year and stock options based primarily on individual performance in the preceding year. However, as with the annual salary and bonus, officers do not become entitled to any options or restricted stock units as a result of the achievement of any corporate or individual performance levels. The award of options and restricted stock is entirely discretionary and officers have no right to any options or awards unless and until they are awarded. As a result, similar to the bonus, the awards for 2005 were not earned by the officers until they were approved and awarded in 2006. Accordingly, awards with respect to 2005 performance are included in the above Summary Compensation Table with respect to compensation earned in 2006.

With respect to the officers identified in the Summary Compensation Table, the design of compensation programs and performance rewarded is separated between (1) the President and CEO and (2) other executive officers.

President and CEO

The compensation of the President and CEO of U.S. Cellular is approved by the Chairman, LeRoy T. Carlson, Jr., functioning as the compensation committee. The Chairman evaluates the performance of the President and CEO of U.S. Cellular in light of the annual and ongoing objectives for U.S. Cellular and the attainment of those objectives, and sets the elements of compensation for the President and CEO based on such performance evaluation and compensation principles.

The primary financial focus of U.S. Cellular is the increase of long-term shareholder value through growth, measured primarily in such terms as return on capital, revenues, customer additions, cash flow and customer defections. Compensation decisions are made subjectively, considering these performance measures, as well as all other appropriate facts and circumstances.

Each element of compensation and total compensation of the President and CEO is determined or recommended on the basis of the analysis of multiple factors rather than specific measures of performance. The Chairman does not rely on predetermined formulae or a limited set of criteria when he evaluates the performance of the President and CEO.

The salary of the President and CEO is believed to be within the median of the range considered to be appropriate in the judgment of the Chairman. The range considered to be appropriate by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers appropriate in making his compensation decisions for the President.

The 2005 base salary of John E. Rooney was $690,000. On February 15, 2006, the Chairman approved an increase in the base salary of John E. Rooney to $736,000 for 2006, representing an increase of approximately 6.7%. This amount is included in column (c), “Salary,” of the above Summary Compensation Table, which represents the dollar value of base salary (cash and non-cash) earned by the President during 2006, whether or not paid in such year. In 2007, the base salary of the President and CEO for 2007 was increased to $790,000, representing an increase of approximately 7.3% over the 2006 base salary.

With respect to the President’s bonus, the Chairman does consider the results of the Executive Bonus Plan and bases the amount of the bonus to some degree upon the results of U.S. Cellular as measured by the performance objectives set by the Executive Bonus Plan. However, with respect to the President, the relationship of the bonus to such performance measures also involves a substantial amount of judgment and discretion on the part of the Chairman based on the total mix of information. The entire amount of the bonus is discretionary and the President and CEO does not become entitled to any amount of bonus as a result of performance measures or otherwise unless and until approved by the Chairman and paid.

On February 15, 2006, the Chairman approved a bonus to John E. Rooney of $300,000 with respect to 2005 performance. Because this was earned in 2006, this is reported in the above Summary Compensation Table. This amount is included in column (d), “Bonus,” of the above Summary Compensation Table, which represents the dollar value of bonus (cash and non-cash) earned by the President during 2006, whether or not paid in such year. In 2007, Mr. Rooney was awarded a bonus of $525,000 with respect to 2006 performance. This was earned in 2007 and will be reported in next year’s Summary Compensation Table.

Based on the recommendation of the Chairman, on April 3, 2006, the Stock Option Compensation Committee awarded the President and CEO restricted stock units with respect to 3,291 U.S. Cellular Common Shares, based on 2005 performance. The restricted stock units vested on October 10, 2006 pursuant to the executory portions of an offer letter which was accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer. Column (e), “Stock Awards,” of the Summary Compensation Table includes the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006. In 2007, Mr. Rooney was awarded restricted stock units with respect to 5,027 U.S. Cellular Common Shares, based on 2006 performance. This will be reported in the tables in next year’s proxy statement.

Based on the recommendation of the Chairman, on April 3, 2006, the Stock Option Compensation Committee awarded the President and CEO stock options to acquire 138,000 U.S. Cellular Common Shares at an exercise price of $59.43 per share, based on 2005 performance. Pursuant to the letter agreement discussed above, such stock options vested on October 10, 2006 and are exercisable until April 3, 2016. Column (f), “Option Awards,” of the Summary Compensation Table includes the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006. In 2007, Mr. Rooney was awarded options to acquire 121,000 U.S. Cellular Common Shares at an exercise price of $73.84 per share, based on 2006 performance. This will be reported in the tables in next year’s proxy statement.

For 2006, based on the Summary Compensation Table, with respect to the President and CEO, salary represented 13.5% of total compensation, bonus represented 5.5% of total compensation, stock awards represented 21.8% of total compensation and option awards represented 58.1% of total compensation. Stock and option awards are a larger percentage of total compensation in 2006 than is typical is due to the acceleration of awards pursuant to the letter agreement with John E. Rooney, as discussed above.

The Chairman and the Stock Option Compensation Committee believe that the elements of compensation and total compensation of the President and CEO have been set at appropriate levels considering the foregoing principles.

Other Executive Officers

With respect to the officers identified in the Summary Compensation Table other than the President and CEO, the Chairman reviews the President’s evaluation of the performance of such executive officers and sets the annual base and bonus compensation levels for such executive officers, and recommends long-term compensation to the Stock Option Compensation Committee based on such performance evaluations and compensation principles.

Column (c), “Salary,” in the above Summary Compensation Table includes the dollar value of base salary (cash and non-cash) earned by the other identified officers during 2006, whether or not paid in such year.

In addition, the named executive officers, other than the President, participated in the U.S. Cellular 2006 Executive Officer Annual Incentive Plan Effective January 1, 2006, which is referred to as the Executive Bonus Plan. The purposes and terms of the Executive Bonus Plan are discussed above under “Narrative Disclosure to Summary Compensation Plan”.

As a result of the process described above, bonuses for 2005 were not earned by the officers until they were approved and awarded in 2006. As a result, bonuses with respect to 2005 are included in the above

Summary Compensation Table with respect to compensation earned in 2006. This amount is included in column (d), “Bonus,” of the above Summary Compensation Table, which represents the dollar value of bonus (cash and non-cash) earned by the other identified officers during 2006, whether or not paid in such year.

The named executive officers received an award of restricted stock units in 2006 based on the achievement of certain levels of corporate and individual performance in 2005. Column (e), “Stock Awards,” of the Summary Compensation Table includes the dollar amount of expenses recognized for financial statement reporting purposes with respect to 2006.

The named executive officers received an award of options in 2006 based primarily on the achievement of certain levels of individual performance in 2005. Column (f), “Option Awards,” of the Summary Compensation Table includes the dollar amount of expense recognized for financial statement reporting purposes with respect to 2006.

The following table identifies the percentage of each element of total compensation of each of the named executive officers other than the President and CEO based on the Summary Compensation Table for 2006:

	Kenneth R. Meyers	Jay M. Ellison	Michael S. Irizarry	Jeffery J. Childs
Salary	28.9%	27.5%	32.1%	36.4%
Bonus	8.2%	10.3%	9.0%	9.0%
Stock Awards	29.3%	28.2%	25.0%	25.0%
Stock Options	31.0%	31.4%	31.7%	27.1%
Other	2.6%	2.6%	2.2%	2.5%
	100.0%	100.0%	100.0%	100.0%

The Chairman and the Stock Option Compensation Committee believe that the elements of compensation and total compensation of the other identified officers have been set at appropriate levels considering the foregoing principles.

Financial Restatement

Depending on the facts and circumstances, U.S. Cellular may seek to adjust or recover awards or payments if the relevant U.S. Cellular performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. In 2006 and 2007, U.S. Cellular restated financial statements and financial information for the three years ended December 31, 2004 and 2005, respectively, including quarterly information for the two fiscal years then ended, and certain financial data for prior fiscal years. This resulted in U.S. Cellular being late in certain SEC filings. The company has not identified any facts that would suggest that the restatements involved any fraud, misrepresentation, misconduct or improprieties. The restatements related to unintentional misapplication of technical accounting rules or errors in calculations or posting of entries. The restatements had little effect on operating metrics and little effect on financial measures that are the primary measures that were used to determine the level of bonuses. In particular, the most significant areas of adjustment in the restatements were derivatives accounting and income tax accounting, which have no relationship to metrics or measures used to determine bonuses. Accordingly, there was no adjustment of prior year bonuses due to the restatements. The restatement in 2006 was considered in approving compensation elements in 2006 for certain officers responsible for accounting matters.

Benefits and Plans Available to Identified Officers

The identified officers participate in benefits and plans as discussed above under “Narrative Disclosure to Summary Compensation Table”.

Impact of Accounting and Tax Treatments of Particular Forms of Compensation

The Chairman and the Stock Option Compensation Committee consider the accounting and tax treatments of particular forms of compensation. Accounting treatments do not significantly impact the determinations of the appropriate compensation. The Chairman and the Stock Option Compensation Committee consider the accounting treatments primarily to be informed and to confirm that company personnel understand and recognize the appropriate accounting that will be required with respect to compensation decisions.

U.S. Cellular places more significance on the tax treatments of particular forms of compensation, because these may involve actual cash expense to the company or the executive. One objective of U.S. Cellular is to maximize tax benefits to the company and executives to the extent feasible within the overall goals of the compensation policy discussed above. In particular, one consideration is the effect of Section 162(m) of the Internal Revenue Code.

Subject to certain exceptions, Section 162(m) of the Internal Revenue Code generally provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation’s chief executive officer and the corporation’s other four most highly compensated officers. U.S. Cellular does not believe that the $1 million deduction limitation should have a material effect on U.S. Cellular in the immediate future. If the $1 million deduction limitation is expected to have a material effect on U.S. Cellular in the future, U.S. Cellular will consider ways to maximize the deductibility of executive compensation, while retaining the discretion U.S. Cellular deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

U.S. Cellular does not have any arrangements with its executive officers pursuant to which it has agreed to “gross-up” payments due to taxes or to otherwise reimburse officers for the payment of taxes, except with respect to certain perquisites.

Policy on Stock Ownership

U.S. Cellular does not have a formal policy relating to stock ownership by executive officers. U.S. Cellular does not have any policies regarding hedging the economic risk of such ownership but none of the officers identified in the Summary Compensation Table have taken any such action.

Compensation Consultant

Information relating to U.S. Cellular’s primary compensation consultant is discussed under “Corporate Governance—Stock Option Compensation Committee.”

Compensation Committee Report

The undersigned directors oversee U.S. Cellular’s compensation programs on behalf of the Board of Directors. In fulfilling their oversight responsibilities, the undersigned reviewed and discussed with management the Compensation Discussion and Analysis set forth above in this proxy statement.

In reliance on the review and discussions referred to above, the undersigned recommended to the Board of Directors that the above Compensation Discussion and Analysis be included in U.S. Cellular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and U.S. Cellular’s proxy statement related to the 2007 Annual Meeting of Stockholders.

The above Compensation Committee Report is submitted by LeRoy T. Carlson, Jr., who functions as the compensation committee, except with respect to long-term compensation, and by Paul-Henri Denuit, J. Samuel Crowley and Ronald E. Daly, the members of the Stock Option Compensation Committee, which has responsibility with respect to long-term compensation.

Because U.S. Cellular does not have a formal independent compensation committee, the foregoing Compensation Committee Report is also submitted by the full Board of Directors: LeRoy T. Carlson, Jr., John E. Rooney, Kenneth R. Meyers, LeRoy T. Carlson, Walter C.D. Carlson, Paul-Henri Denuit, J. Samuel Crowley, Harry J. Harczak, Jr. and Ronald E. Daly.

Compensation Committee Interlocks and Insider Participation

LeRoy T. Carlson, Jr., is a member of the board of directors of TDS and U.S. Cellular. Mr. Carlson is also the Chairman of U.S. Cellular and, as such, functions as the compensation committee for executive officers of U.S. Cellular. He is compensated by TDS for his services to TDS and all of its subsidiaries. However, as discussed above, a portion of Mr. Carlson’s compensation paid by TDS is allocated to U.S. Cellular as part of the management fee under the intercompany agreement described below. John E. Rooney, a director and President of U.S. Cellular, participated in executive compensation decisions for U.S. Cellular, other than for himself.

Long-term compensation for executive officers is approved by our Stock Option Compensation Committee, which currently consists of Paul-Henri Denuit, J. Samuel Crowley and Ronald E. Daly. Our stock option compensation committee is comprised of members of our board of directors who are independent, as discussed above. None of such persons was, during 2006, an officer or employee of U.S. Cellular or its affiliates, was formerly an officer of U.S. Cellular or had any relationship requiring disclosure by U.S. Cellular under any paragraph of Item 404 of SEC Regulation S-K.

LeRoy T. Carlson, Jr. and Walter C.D. Carlson, directors of U.S. Cellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls U.S. Cellular, and LeRoy T. Carlson, a director of U.S. Cellular, is a beneficiary of such voting trust. See “Security Ownership of Certain Beneficial Owners and Management.” LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C.D. Carlson and Kenneth R. Meyers, directors of U.S. Cellular, are also directors of TDS. Prior to her resignation, Sandra L. Helton was a director of U.S. Cellular and TDS. See “Election of Directors.”

U.S. Cellular has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm’s length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between U.S. Cellular and TDS are summarized below.

Other Relationships and Related Transactions

Exchange Agreement

U.S. Cellular and TDS are parties to an exchange agreement dated July 1, 1987, as amended as of April 7, 1988.

Common Share Purchase Rights; Potential Dilution.   The exchange agreement granted TDS the right to purchase additional Common Shares of U.S. Cellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS’s proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to U.S. Cellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our restated certificate of incorporation.

Funding of License Costs.   Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the exchange agreement, as amended, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through December 31, 2006, TDS had funded costs totaling approximately $67.2 million. TDS is obligated under the exchange agreement to make additional capital contributions to us under certain circumstances. Currently, TDS has no obligations with respect to additional capital contributions.

RSA Rights.   Under the exchange agreement: (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas (“RSAs”); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas (“MSAs”) or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.

Right of Negotiation.   For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

Corporate Opportunity Arrangements.   Our restated certificate of incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

Our restated certificate of incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be our property. In general, so long as at least 500,000 Series A Common Shares are outstanding, we will not be entitled to any such “corporate opportunity” unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our restated certificate of incorporation allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

Tax Allocation Agreement

We have entered into a tax allocation agreement with TDS under which we have agreed to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. Pursuant to such agreement, TDS files Federal income tax returns and pays Federal income taxes for all members of the TDS consolidated group, including U.S. Cellular and its subsidiaries. U.S. Cellular and its subsidiaries pay TDS for Federal taxes based on the amount they would pay if they were filing a separate return as their own affiliated group and were not included in the TDS group. These payments are based on the average tax rate (excluding the effect of tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the IRS for any consolidated return year that involves income, deductions or credits of U.S. Cellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of U.S. Cellular, such deficiency or refund will be payable by or to us. Under the tax allocation agreement, U.S. Cellular paid $138.7 million to TDS for federal income taxes in 2006.

If we cease to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular and its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS group will be disregarded. No reimbursement will be required if at any time in the future U.S. Cellular becomes a member of another affiliated group in which U.S. Cellular is not the common parent or fewer than 500,000 Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of U.S. Cellular if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS.

Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and U.S. Cellular and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis. Under such rules, U.S. Cellular paid a net amount of $0.6 million to TDS for such taxes in 2006.

Cash Management Agreement

From time to time we deposit our excess cash with TDS for investment under TDS’s cash management program pursuant to the terms of a cash management agreement. Such deposits are available to us on demand and bear interest each month at the 30-day commercial paper rate reported in The Wall Street Journal on the last business day of the preceding month plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. We may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the commercial paper rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

Intercompany Agreement

In order to provide for certain transactions and relationships between the parties, U.S. Cellular and TDS have agreed under an intercompany agreement, among other things, as follows:

Services.   U.S. Cellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS’s non-telephone company subsidiaries. Payments by us to TDS for such services totaled $100.3 million in 2006. For services provided to TDS, we receive payment for the salaries of our employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 2006.

Equipment and Materials.   We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $8.5 million in 2006.

Accountants and Legal Counsel.   We have agreed to engage the firm of independent registered public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing certain other services. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of us and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

Indemnification.   We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS’s gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify us with respect to: (1) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from U.S. Cellular’s gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement.

Disposal of Company Securities.   TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.

Transfer of Assets.   Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of our consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

Registration Rights Agreement; Other Sales of Common Shares

Under a registration rights agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by U.S. Cellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the registration rights agreement.

There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include its securities in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.

We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the registration rights agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the registration rights agreement are transferable to non-affiliates of TDS.

Insurance Cost Sharing Agreement

Pursuant to an insurance cost sharing agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the insurance cost sharing agreement was entered into, if the policies are the same as or similar to the policies in effect before the insurance cost sharing agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the insurance cost sharing agreement are generally more favorable than the premiums we would pay if we were to obtain coverage under separate policies. Payments made by U.S. Cellular to TDS under the Insurance Cost Sharing Agreement totaled $7.7 million in 2006.

Employee Benefit Plans Agreement

Under an employee benefit plans agreement, our employees participate in the TDS tax-deferred savings plan. We reimburse TDS for the costs associated with such participation. In addition, we have agreed to reimburse TDS for certain costs incurred by TDS in connection with the issuance of stock under the TDS employee stock purchase plans to our employees. Payments made by U.S. Cellular to TDS under the Employee Benefit Plans Agreement totaled $0.7 million in 2006.

Certain Relationships and Related Transactions

As disclosed above, a 2005 World Series Ring was given to Mr. Rooney by the Chicago White Sox as an honorarium, following review and approval by the U.S. Cellular Audit Committee. Neither TDS nor U.S. Cellular incurred any out of pocket costs relating to this ring. This transaction was approved by the U.S. Cellular Audit Committee pursuant to the company’s Code of Conduct.

The following persons are partners of Sidley Austin LLP, the principal law firm of U.S. Cellular, TDS and their subsidiaries: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS and U.S. Cellular, the non-executive Chairman of the Board and member of the board of directors of TDS and a director of U.S. Cellular; William S. DeCarlo, the General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and Assistant Secretary of U.S. Cellular and certain subsidiaries of TDS. Walter C.D. Carlson does not provide legal services to U.S. Cellular, TDS or their subsidiaries. U.S. Cellular and its subsidiaries incurred legal expenses from Sidley Austin LLP of $6.9 million in 2006, $4.7 million in 2005 and $7.4 million in 2004. The Audit Committee of the Board of Directors is responsible for the review and oversight of all related party transactions, as such term is defined by the rules of the American Stock Exchange.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2006 regarding U.S. Cellular Common Shares that may be issued under equity compensation plans currently maintained by U.S. Cellular.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	2,923,935	$44.05	2,072,442
Equity compensation plans not approved by security holders(2)	—	—	3,802
TOTAL	2,923,935	$44.05	2,076,244

(1)             This includes the following plans that have been approved by U.S. Cellular shareholders:

Plan	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
2003 Employee Stock Purchase Plan	—	106,054	106,054
2005 Long-Term Incentive Plan	2,923,935	1,966,388	4,890,323
TOTAL	2,923,935	2,072,442	4,996,377

See Note 16—Common Shareholders’ Equity, in the notes to the consolidated financial statements included in our 2006 Annual Report to Shareholders for certain information about these plans, which is incorported by reference herein.

(2)             The only plan that has not been approved by U.S. Cellular shareholders is the Compensation Plan for Non-Employee Directors, under which 3,802 shares are available for future issuance.

The material terms of the Compensation Plan for Non-Employee Directors are set forth above under “Compensation of Directors” and are incorporated by reference herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On February 28, 2007, there were outstanding 54,867,197 Common Shares, par value $1.00 per share (excluding 178,488 shares held by U.S. Cellular and 22,534 shares held by a subsidiary), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 87,873,074 shares of common stock. As of February 28, 2007 no shares of our Preferred Stock, par value $1.00 per share, were outstanding. Holders of outstanding Common Shares are entitled to elect 25% of the directors (rounded up to the nearest whole number) and are entitled to one vote for each Common Share held in such holder’s name with respect to all matters on which the holders of Common Shares are entitled to vote at the annual meeting. The holder of Series A Common Shares is entitled to elect 75% of the directors (rounded down to the nearest whole number) and is entitled to ten votes for each Series A Common Share held in such holder’s name with respect to all matters on which the holder of Series A Common Shares is entitled to vote. Accordingly, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 votes, and the total voting power of all outstanding shares of capital stock was 384,925,967 as of February 28, 2007.

Security Ownership of U.S. Cellular by Certain Beneficial Owners

The following table sets forth, as of February 28, 2007, or the latest practicable date, information regarding the person(s) who beneficially own more than 5% of any class of our voting securities.

Shareholder’s Name and Address	Title of Class or Series	Shares of Class or Series Owned(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc.	Common Shares	37,782,826	68.9%	43.0%	9.8%
30 North LaSalle Street	Series A Common Shares(3)	33,005,877	100.0%	37.6%	85.7%
Chicago, Illinois 60602	Total	70,788,703	N/A	80.6%	95.5%
Gabelli Funds, LLC(4)
One Corporate Center
Rye, New York 10580	Common Shares	3,378,012	6.2%	3.8%	0.9%

(1)             The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2)             Represents voting power in matters other than the election of directors.

(3)             The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

(4)             Based on the most recent Schedule 13D filed with the SEC. Includes shares held by the following affiliates: Gabelli Funds, LLC—527,300 Common Shares; GAMCO Investors, Inc.—2,837,712 Common Shares; MJG Associates, Inc.—10,000 Common Shares; Gabelli Foundation, Inc.—1,000 Common Shares; and Gabelli Securities, Inc.—2,000 Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 3,378,012 Common Shares and has reported sole voting power with respect to 3,098,912 Common Shares.

Security Ownership of U.S. Cellular by Management

Several of our officers and directors indirectly hold substantial ownership interests in U.S. Cellular by virtue of their ownership of the capital stock of TDS. See “Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular” below. In addition, the following executive officers and directors and all officers and directors as a group beneficially owned the following number of our Common Shares as of February 28, 2007 or the latest practicable date:

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson	Common Shares	1,243	*	*	*
LeRoy T. Carlson, Jr.	Common Shares	—	—	—	—
John E. Rooney(3)(8)	Common Shares	652,072	1.2%	*	*
Walter C.D. Carlson	Common Shares	4,275	*	*	*
Kenneth R. Meyers(4)(8)	Common Shares	234,086	*	*	*
J. Samuel Crowley	Common Shares	—	—	—	—
Ronald E. Daly	Common Shares	868	*	*	*
Paul-Henri Denuit	Common Shares	—	—	—	—
Harry J. Harczak, Jr.	Common Shares	1,055	*	*	*
Jay M. Ellison(5)	Common Shares	129,688	*	*	*
Michael S. Irizarry(6)	Common Shares	74,934	*	*	*
Jeffrey J. Childs(7)	Common Shares	37,923	*	*	*
Other executive officer (9)	Common Shares	3,318	*	*	*
All directors and executive officers as a group (13 persons)(8)	Common Shares	1,139,462	2.1%	*	*

*                    Less than 1%.

(1)             The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms pursuant to which shares in a brokerage account are pledged as collateral security for the repayment of debit balances, none of the above shares are pledged as security, unless otherwise specified.

(2)             Represents voting power in matters other than the election of directors.

(3)             Includes 557,750 Common Shares subject to options which are currently exercisable or exercisable within 60 days and phantom stock with respect to 58,330 USM Common Shares.

(4)             Includes 186,376 Common Shares subject to options which are currently exercisable or exercisable within 60 days and restricted stock units with respect to 6,551 USM Common Shares which are subject to vesting within 60 days. Also includes 1,000 Common Shares which are held by a trust for which Mr. Meyers is a trustee and 2.500 Common Shares held for the benefit of his children. Mr. Meyers disclaims beneficial ownership of such shares.

(5)             Includes 105,039 Common Shares subject to options which are currently exercisable or exercisable within 60 days, restricted stock units with respect to 6,551 USM Common Shares which are subject to vesting within 60 days and phantom stock with respect to 3,010 USM Common Shares.

(6)             Includes 65,112 Common shares subject to options which are currently exercisable or exercisable within 60 days and restricted stock units with respect to 4,225 USM Common Shares which are subject to vesting within 60 days.

(7)             Includes 34,125 Common Shares subject to options which are currently exercisable or exercisable within 60 days and restricted stock units with respect to 3,798 USM Common Shares which are subject to vesting within 60 days.

(8)             Includes shares as to which voting and/or investment power is shared.

(9)             Includes shares held by the other executive officer identified in the above list of executive officers, Steven T. Campbell.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require our directors and officers, and persons who are deemed to own more than ten percent of our Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of our Common Shares. The reporting persons are also required to furnish us with copies of all such reports they file.

Based on a review of copies of such reports furnished to us by such reporting persons and written representations by our directors and officers, we believe that all filing requirements under Section 16 of the Securities Exchange Act applicable to such reporting persons during and with respect to 2006 were complied with on a timely basis, except as follows:

Due to an administrative error in communication on the part of U.S. Cellular personnel, the following persons filed reports on April 10, 2007 to report transactions that should have been reported by October 12, 2006: John E. Rooney, Kenneth R. Meyers, Jay M. Ellison and Michael S. Irizarry.

Description of TDS Securities

The authorized capital stock of TDS includes Common Shares, $.01 par value (the “TDS Common Shares”), Special Common Shares $.01 par value (the “TDS Special Common Shares”) Series A Common Shares, $.01 par value, (the “TDS Series A Shares”) and Preferred Shares, $.01 par value (the “TDS Preferred Shares”). As of February 28, 2007, 51,937,220 TDS Common Shares (excluding 4,621,204 TDS Common Shares held by TDS and 484,012 TDS Common Shares held by a subsidiary of TDS), 58,402,073 TDS Special Common Shares (excluding 4,539,375 TDS Special Common Shares held by TDS and 484,012 TDS Special Common Shares held by a subsidiary of TDS), 6,444,764 TDS Series A Shares (representing a total of 116,784,057 shares of common stock) and 8,627 TDS Preferred Shares were outstanding.

The TDS Series A Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share, for total voting power of 116,393,487 votes at February 28, 2007 with respect to matters other than the election of directors. The holders of TDS Series A Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Delaware General Corporation Law grants class voting rights and with respect to the election of directors. Each of the outstanding TDS Special Common Shares is entitled to one vote per share in the election of certain directors of TDS. Other than the election of directors, the TDS Special Common Shares have no votes except as otherwise required by law. Accordingly, the voting power of TDS Special Common Shares was 58,402,073 with respect to the election of 25% of the directors of TDS, rounded up to the nearest whole number, plus one director.

With respect to the election of directors, the holders of TDS Common Shares and TDS Special Common Shares are entitled to elect 25% of the directors of TDS, rounded up to the nearest whole number, plus one director, and the holders of TDS Series A Shares and TDS Preferred Shares, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular

The following table sets forth the number of TDS Common Shares, TDS Special Common Shares and TDS Series A Shares beneficially owned by each director of U.S. Cellular, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of U.S. Cellular as a group as of February 28, 2007 or the latest practicable date.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Walter C.D. Carlson, Letitia G. Carlson, M.D., and Prudence E. Carlson(3)	TDS Special Common Shares	6,072,898	10.4%	5.2%	—
	TDS Series A Shares	6,084,381	94.4%	5.2%	52.3%

LeRoy T. Carlson(4)(7)	TDS Common Shares	290,643	*	*	*
	TDS Special Common Shares	397,525	*	*	—
	TDS Series A Shares	53,055	*	*	*

LeRoy T. Carlson, Jr.(5)(7)	TDS Common Shares	581,077	1.1%	*	*
	TDS Special Common Shares	803,733	1.4%	*	—
	TDS Series A Shares	17,908	*	*	*

Walter C.D. Carlson(6)	TDS Common Shares	5,826	*	*	*
	TDS Special Common Shares	7,182	*	*	—
	TDS Series A Shares	879	*	*	*

John E. Rooney	TDS Common Shares	1,868	*	*	*
	TDS Special Common Shares	1,302	*	*	—

Kenneth R. Meyers(8)	TDS Common Shares	2,467	*	*	*
	TDS Special Common Shares	2,126	*	*	—

J. Samuel Crowley	—	—	—	—	—

Ronald E. Daly	—	—	—	—	—

Paul-Henri Denuit	—	—	—	—	—

Harry J. Harczak, Jr.	—	—	—	—	—

Jay M. Ellison	TDS Common Shares	145	*	*	*
	TDS Special Common Shares	145	*	*	—

Michael S. Irizarry	—	—	—	—	—

Jeffrey J. Childs	—	—	—	—	—

Other executive officer(9)	—	—	—	—	—

All directors and executive officers as a group (13 persons)(7)(8)	TDS Common Shares	881,416	1.7%	*	*
	TDS Special Common Shares	7,280,036	12.5%	6.2%	—
	TDS Series A Shares	6,156,223	95.5%	5.3%	52.9%

*                     Less than 1%

(1)             The nature of beneficial ownership is sole voting and investment power, unless otherwise specified. None of the above shares are pledged as security, unless otherwise specified.

(2)             Represents voting power in matters other than the election of directors.

(3)             The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the TDS Series A Common Shares and the TDS Special Common Shares of TDS held in the trust. If the voting trust were terminated, the following individuals, directly or indirectly, would each be deemed to own beneficially over 5% of the outstanding TDS Series A Common Shares: LeRoy T. Carlson, Jr., Catherine Mouly (wife of LeRoy T. Carlson, Jr.), Walter C.D. Carlson, Prudence E. Carlson, Richard Beckett (husband of Prudence E. Carlson), and Letitia G. Carlson, M.D.

(4)             Includes 37,694 TDS Special Common Shares and 53,055 TDS Series A Common Shares held by Mr. Carlson’s wife. Mr. Carlson disclaims beneficial ownership of such shares. Does not include 29,147 TDS Special Common Shares and 32,945 TDS Series A Common Shares held for the benefit of LeRoy T. Carlson or 187,554 TDS Special Common and 188,623 TDS Series A Common Shares held for the benefit of Mr. Carlson’s wife (an aggregate of 216,701 TDS Special Common Shares, or 0.4% of class, or 221,568 TDS Series A Common Shares, or 3.4% of class) in the voting trust described in footnote (3). Beneficial ownership is disclaimed as to TDS Series A Common Shares held for the benefit of his wife.

(5)             Includes 1,156 TDS Common Shares, 6,434 TDS Special Common Shares and 5,275 TDS Series A Common Shares held by Mr. Carlson’s wife outside the voting trust.

Special Common Shares in Voting Trust.   Does not include 1,812,745 TDS Special Common Shares (3.1% of class) held in the voting trust described in footnote (3), of which 172,271 shares are held for the benefit of LeRoy T. Carlson, Jr. and 1,547,603  shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 92,871 TDS Special Common Shares held for the benefit of his wife, his children and others in such voting trust.

Series A Common Shares in Voting Trust.   Does not include 1,816,776 TDS Series A Common Shares (28.1% of class) held in the voting trust described in footnote (3), of which 174,953 shares are held for the benefit of LeRoy T. Carlson, Jr. and  1,548,988 shares are held by family partnerships, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 92,835 TDS Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(6)             Special Common Shares in Voting Trust.  Does not include  1,893,548 TDS Special Common Shares (3.2% of class) held in the voting trust described in footnote (3), of which shares  1,093,814 are held for the benefit of Walter C.D. Carlson and  684,910 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 114,824 TDS Special Common Shares held for the benefit of his wife and children in such voting trust.

Series A Common Shares in Voting Trust.   Does not include 1,896,607 TDS Series A Common Shares (29.4% of class) held in the voting trust described in footnote (3), of which shares 1,095,529 are held for the benefit of Walter C.D. Carlson and 686,295 shares are held by a family partnership, of which Mr. Carlson is a general partner. Beneficial ownership is disclaimed with respect to an aggregate of 114,783 TDS Series A Common Shares held for the benefit of his wife and children in such voting trust.

(7)             Includes the following number of TDS Common Shares and TDS Special Common Shares that may be purchased pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable within 60 days:  Mr. LeRoy T. Carlson, 246,046 TDS Common Shares and 307,173 TDS Special Common Shares; and Mr. LeRoy T. Carlson, Jr., 552,036 TDS Common Shares and 765,369 TDS Special Common Shares.

(8)             Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.

(9)             Includes shares held by the other executive officer identified in the above list of executive officers:  Steven T. Campbell.

Security Ownership of TDS by Certain Beneficial Owners

In addition to the persons listed under “Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular,” the following table sets forth, as of February 28, 2007, or the latest practicable date, information regarding the persons who own beneficially more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

Shareholder’s Name and Address	Title of Class of Series	Shares of Class or Series Owned	Percent of Class	Percent of Shares of Common Stock	Percent of Voting Power(1)
Southeastern Asset Management, Inc.(2)(3) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	TDS Common Shares	4,218,700	8.1%	3.6%	3.6%
	TDS Special Common Shares	17,894,037	30.6%	15.3%	—
Capital Research and Management Company(4)(5) 333 South Hope Street Los Angeles, CA 90071	TDS Common Shares	4,156,100	8.0%	3.6%	3.6%
	TDS Special Common Shares	8,899,200	15.2%	7.6%	—
Gabelli Funds, LLC(6)(7) One Corporate Center Rye, NY 10580	TDS Common Shares	3,763,623	7.2%	3.2%	3.2%
	TDS Special Common Shares	3,466,470	5.9%	3.0%	—
Barclays Global Investors, NA(8) 45 Freemont Street San Francisco, CA 94105	TDS Common Shares	3,707,464	7.1%	3.2%	3.2%

Wallace R. Weitz & Company(9) 1125 South 103rd Street, Suite 600 Omaha, NE 68124-6008	TDS Common Shares	2,446,300	4.7%	2.1%	2.1%
	TDS Special Common Shares	3,805,819	6.5%	3.3	—

*                     Less than 1%

(1)             Represents voting power in matters other than the election of directors.

(2)             Based on a Schedule 13D (Amendment No. 11) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 2,291,100 TDS Common Shares and shared power to vote 1,530,800 TDS Common Shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 2,681,900 TDS Common Shares and shared power to dispose or direct the disposition of 1,530,800 TDS Common Shares, and no power of disposition with respect to 6,000 TDS Common Shares.

(3)             Based on a Schedule 13D (Amendment No. 9) filed with the SEC, Southeastern Asset Management reports that it has sole power to vote or direct the vote of 10,028,100 TDS Special Common Shares and shared power to vote 5,666,200 TDS Special Common Shares. Southeastern Asset Management reports that it has sole power to dispose or to direct the disposition of 12,221,837 TDS Special Common Shares and shared power to dispose or direct the disposition of 5,666,200 TDS Special Common Shares, and no power of disposition with respect to 6,000 TDS Common Shares.

(4)             Based on a Schedule 13G (Amendment No. 4) filed with the SEC. In such Schedule 13G, Capital Research and Management Company reports that it has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of 4,156,100 TDS Common Shares.

(5)             Based on a Schedule 13G (Amendment No. 2) filed with the SEC. In such Schedule 13G, Capital Research and Management Company reports that it has sole power to vote or direct the vote of 6,596,100 TDS Special Common Shares and reports sole power to dispose or to direct the disposition of 8,899,200 TDS Special Common Shares.

(6)             Based upon a Schedule 13D (Amendment No. 12) filed with the SEC. Includes Common Shares held by the following affiliates: GAMCO Asset Management, Inc.—2,264,823 Common Shares; Gabelli Funds, LLC—1,490,300

Common Shares; Gabelli Foundation, Inc.—1,000; GGCP, Inc.—4,000 Common Shares; Mario J. Gabelli—2,500 Common Shares; and Gabelli Securities, Inc.—1,000 Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 3,763,623 Common Shares and has reported sole voting power with respect to 3,680,623 Common Shares.

(7)             Based upon a Schedule 13D (Amendment No. 1) filed with the SEC. Includes Special Common Shares held by the following affiliates: GAMCO Investors, Inc.—2,132,170 Special Common Shares; Gabelli Funds, LLC—1,299,800 Special Common Shares; GGCP, Inc.—4,000 Special Common Shares; Mario J. Gabelli—2,500 Special Common Shares; and Gabelli Securities, Inc.—28,000 Special Common Shares. In such Schedule 13D, such group reports sole or shared investment authority over 3,466,470 Common Shares and has reported sole voting power with respect to 3,301,470 Common Shares.

(8)             Based on the most recent Schedule 13G filed with the SEC. Includes TDS Common Shares held by the following affiliates: Barclays Global Investors, NA—1,795,305 TDS Common Shares; Barclays Global Fund Advisors—1,723,522 TDS Common Shares; Barclays Global Investors, Ltd.—114,829 TDS Common Shares; Barclays Global Investors Japan Trust and Banking Company Limited—52,440 TDS Common Shares; and Barclays Global Investors Japan Limited—21,368 TDS Common Shares. In such Schedule 13G, such group reports sole investment authority over 3,247,895 TDS Common Shares and has reported sole power to dispose or direct the disposition of 3,707,464 TDS Common Shares.

(9)             Based on the most recent Schedule 13G (Amendment No. 1) filed with the SEC, Wallace R. Weitz & Company reports that it has sole or shared power to vote or direct the vote of 3,775,019 Special Common Shares and sole or shared power to dispose or to direct the disposition of 3,805,819 Special Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Executive and Director Compensation—Compensation Committee Interlocks and Insider Participation.”